Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

x
:
In re		: Chapter 11 Case No.
:
EXTENDED STAY INC., et al.,		: 09-13764 (JMP)
:
Debtors.		: (Jointly Administered)
:
x

DEBTORS’ FIFTH AMENDED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS AMENDED

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Attorneys for Debtors

and Debtors in Possession

Dated: June 8, 2010

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13.12	Exemption from Transfer Taxes	48
13.13	Expedited Determination of Postpetition Taxes	48
13.14	Sections 1125 and 1126 of the Bankruptcy Code	48
13.15	Time	49
13.16	No Amendment, Modification or Waiver of Cash Collateral Order or Other Documents	49

EXHIBIT LIST

Exhibit A	–	Debtors

Exhibit B	–	[Intentionally Deleted]

Exhibit C	–	Tier 1 Debtors

Exhibit D	–	Tier 2 Debtors

Exhibit E	–	Tier 3 Debtors

Exhibit F	–	Existing Letters of Credit

Exhibit G	–	Mezzanine Facilities

DEBTORS’ FIFTH AMENDED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS AMENDED

ESA Properties L.L.C. and its affiliated debtors set forth on Exhibit A annexed hereto (the “Debtors”) hereby propose the following chapter 11 plan pursuant to section 1121(a) of the Bankruptcy Code:

ARTICLE I

DEFINITIONS

A.	Defined Terms.

As used herein, the following terms shall have the respective meanings specified below:

1.1 Acquisition means the acquisition by DL-DW of the Debtors from BHAC IV, L.L.C. and BRE/HV Holdings L.L.C.

1.2 Administrative Expense Claim means any Claim constituting a cost or expense of administration in the Debtors’ Chapter 11 Cases under section 503 of the Bankruptcy Code, including, without express or implied limitation, any actual and necessary costs and expenses of preserving the Estate of any Debtor, any expenses of professionals under sections 330 and 331 of the Bankruptcy Code, any actual and necessary costs and expenses of operating the businesses of any Debtor, any indebtedness or obligations incurred or assumed by any Debtor, as Debtor in Possession, in connection with the conduct of its business or for the acquisition or lease of property or the rendition of services, any allowed compensation or reimbursement of expenses under section 503(b)(2)-(6) of the Bankruptcy Code, any Claim of the Mortgage Debt Parties arising in respect of adequate protection payments under or in connection with the Cash Collateral Order, and any fees or charges assessed against any Estate under section 1930, chapter 123, title 28, United States Code.

1.3 Administrative Expense Creditor means any Creditor entitled to payment of an Administrative Expense Claim.

1.4 Administrative Expense Objection Deadline means the first Business Day that is thirty (30) days after the Effective Date, as such date may be extended from time to time by order of the Bankruptcy Court.

1.5 Administrative/Priority Claims Reserve means the reserve established pursuant to Section 8.10 of the Plan.

1.6 Affiliate means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person (for this purpose “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise).

1.7 Allowed means:

(a) With respect to any Claim (other than an Administrative Expense Claim), proof of which was filed within the applicable period of limitation fixed in accordance with Bankruptcy Rule 3003(c)(3) by the Bankruptcy Court, (i) as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or a Final Order, such Claim to the extent asserted in the proof of such Claim, or (ii) as to which an objection has been interposed, such Claim to the extent that it has been allowed in whole or in part by a Final Order.

(b) With respect to any Claim (other than an Administrative Expense Claim), as to which no proof of claim was filed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or a Final Order, such Claim to the extent that it has been listed in the Schedules as liquidated in amount and not disputed or contingent.

(c) With respect to any Claim that is asserted to constitute an Administrative Expense Claim:

(i) that represents an actual or necessary expense of preserving the Estate or operating the business of any Debtor, including for payment of goods, services, wages, or benefits or for credit extended to any Debtor, as a Debtor in Possession, any such Claim to the extent that such claim is reflected as a postpetition liability of any Debtor on such Debtor’s books and records maintained in the ordinary course of business as of the Effective Date;

(ii) in an action against any Debtor pending as of the Confirmation Date, any such Claim to the extent (x) it is allowed by a final order of a court of competent jurisdiction or by agreement between NewCo and the holder of such Administrative Expense Claim, and (y) if any Debtor disputes that such claim is a cost or expense of administration under sections 503(b) and 507(a)(1) of the Bankruptcy Code, to the extent the Bankruptcy Court determines by a Final Order that it constitutes a cost or expense of administration under sections 503(b) and 507(a)(1) of the Bankruptcy Code;

(iii) any such Claim filed to the extent (x) no objection is interposed by the Administrative Expense Objection Deadline or (y) if an objection is interposed by the Administrative Expense Objection Deadline, is allowed in whole or in part by a Final Order and only to the extent that such allowed portion is deemed, pursuant to a Final Order, to constitute a cost or expense of administration under sections 503(b) and 507(a)(1) of the Bankruptcy Code; or

(iv) that represents a Claim of a professional person employed under section 327, 328 or 1103 of the Bankruptcy Code that is required to apply to the Bankruptcy Court for the allowance of compensation and reimbursement of expenses pursuant to section 330 of the Bankruptcy Code or an Administrative Expense Claim arising under section 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 503(b)(6) of the Bankruptcy Code, such Claim to the extent it is allowed by a Final Order.

1.8 Allowed Amount means the lesser of (a) the dollar amount of an Allowed Claim or (b) the Estimated Amount of such Claim. Unless otherwise specified herein or by Final Order, the Allowed Amount of an Allowed Claim shall not include interest accruing on such Allowed Claim from and after the Commencement Date.

1.9 Auction has the meaning set forth in the Bidding Procedures Order.

1.10 Ballot means the form or forms distributed to holders of Impaired Claims on which the acceptance or rejection of the Plan is to be indicated.

1.11 Bankruptcy Code means the Bankruptcy Reform Act of 1978, as amended, and as codified in title 11 of the United States Code, as applicable to the Chapter 11 Cases.

1.12 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court constituted pursuant to section 151 of title 28 of the United States Code.

1.13 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended, as applicable to the Chapter 11 Cases, including the Local Rules of the Bankruptcy Court.

1.14 BHAC means BHAC Capital IV, L.L.C., a Delaware limited liability company.

1.15 BHAC IP means the Intellectual Property owned or controlled by BHAC.

1.16 [Intentionally Deleted].

1.17 BHAC IP Transfer Agreement shall have the meaning set forth in Section 6.13 hereof.

1.18 Bidding Procedures Order means that certain Order Pursuant to Sections 105(a), 363 and 503(b) of the Bankruptcy Code and Bankruptcy Rule 6004(h) Approving Bidding Procedures and Notice of the Auction Relating Thereto and Granting Related Relief, dated as of April 23, 2010 (Docket No. 975).

1.19 Business Day means any day other than a Saturday, a Sunday, or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

1.20 Cash means lawful currency of the United States of America.

1.21 Cash Collateral Order means that certain Final Order (A) Authorizing Use of Cash Collateral, (B) Granting Adequate Protection, and (C) Modifying the Automatic Stay, dated as of July 23, 2009 (Docket No. 205), including any and all modifications or amendments thereto.

1.22 Cash Distribution means the sum of (a) the Excess Cash, if any, and (b) the balance of the Investor Payment and the proceeds of the Debt Financing, each as defined in the Investment Agreement, after payment of (i) to the extent Excess Cash is a negative number, amounts, if any, required to fund the Administrative/Priority Claims Reserve, (ii) the Mortgage Parties Indemnification Fund, (iii) the Litigation Trust Funding, (iv) $750,000, which amount shall be used by the Debtors to fund the wind-down of ESI, (v) $40,000,000, which is the price to be paid for the purchase of control of HVM pursuant to the terms of the agreement dated June 4, 2010 with HVM Manager Owner, (vi) Other Secured Claims, and (vii) Cash paid in connection with the acquisition of HVM or its assets, subject to agreement on the amount by the Investors and the Special Servicer (with the consent of the Operating Advisor). For the avoidance of doubt, to the extent that the amount referred to in clause (i) is a positive number, or any amount remains after the payment of any of the items referred to in clauses (ii) to (vii) hereof, such amount shall be added to the Cash Distribution.

1.23 Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by ESI, the Debtors and certain of their Affiliates on June 15, 2009 and February 18, 2010 pending in the Bankruptcy Court as In re Extended Stay Inc., et al., Case No. 09-13764 (JMP) (Jointly Administered).

1.24 Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

1.25 Class means any group of Claims or Equity Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.

1.26 Commencement Date means June 15, 2009 or February 18, 2010, as applicable to the particular Debtor.

1.27 Confirmation Date means the date on which the Confirmation Order has been entered on the docket by the Clerk of the Bankruptcy Court.

1.27A Confirmation Hearing means the hearing to be held by the Bankruptcy Court in respect of the confirmation of the Plan.

1.28 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.29 Contingent Claim means any Claim, the liability for which attaches or is dependent upon the occurrence or happening, or is triggered by, an event, which event has not yet occurred, happened, or been triggered, as of the date on which such Claim is sought to be estimated or an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and the applicable Debtor now or hereafter exists or previously existed.

1.30 Controlling Holder means Banc of America Securities LLC, Blue Ridge Investments, L.L.C., UBS Securities LLC, and BAWAG P.S.K. Bank für Arbeit und Wirtschaft und Österreichische Postsparkasse AG, in their capacity as the Controlling Holder under the Trust and Servicing Agreement, or any successor thereto.

1.31 Creditor means any Person that holds an Allowed Claim.

1.32 Creditor Representative means the member of the Creditors’ Committee or other Person selected by the Creditors’ Committee to participate in the management of the Litigation Trust.

1.33 Creditors’ Committee means the Official Committee of Unsecured Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

1.34 Debtors has the meaning set forth in the preamble hereof.

1.35 Debt Financing Arrangements means the new debt financing to be provided to NewCo and the Reorganized Debtors on the Effective Date pursuant to that certain Commitment Letter dated May 27, 2010 among the Sponsors and the Debt Financing Lenders for a new senior secured loan on terms and conditions set forth therein, including the term sheet attached as Exhibit A thereto.

1.36 Debt Financing Lenders means JP Morgan Chase Bank, N.A. and Deutsche Bank Securities, Inc., together with their successors and assigns pursuant to assignments made in accordance with the applicable terms of the Debt Financing Arrangements, individually or collectively as the context may require, solely in their capacity as such.

1.37 Debtor in Possession means each Debtor in its capacity as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

1.38 Disallowed Claim means a Claim or a portion of a Claim that is disallowed by an order of the Bankruptcy Court or such other court of competent jurisdiction.

1.39 Disclosure Statement means the disclosure statement related to the Plan filed with and approved by the Bankruptcy Court, as such disclosure statement may be amended, modified or supplemented.

1.40 Disputed Claim means any Claim (including any Administrative Expense Claim) against any Debtor, proof of which was timely and properly filed, which is disputed under the Plan or as to which the Debtors have interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed. A Claim that is disputed by the Debtors as to its amount only shall be deemed Allowed in the amount the Debtors admit owing, if any, and disputed as to the excess.

1.41 Distribution means the payment or distribution under the Plan of property or interests in property to the holders of Allowed Claims.

1.42 Distribution Date means each of (a) the Initial Distribution Date, (b) the first Business Day after the end of the months of March and September, commencing with the first such date to occur after the Effective Date, and (c) the Final Distribution Date.

1.43 DL-DW means DL-DW Holdings, LLC.

1.44 Effective Date means a Business Day on or after the Confirmation Date selected by the Debtors, the Investor and each of the Sponsors on which (a) all of the conditions precedent to the effectiveness of the Plan specified in Section 9.1 have been satisfied or waived and (b) no stay of the Confirmation Order is in effect.

1.45 Equity Interest means the interests of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common stock or preferred stock, or any membership interest, partnership interest or other instrument evidencing a present ownership interest in any of the Debtors, including any option, warrant, or right, contractual or otherwise, to acquire any such interest.

1.46 ESA Canada Properties Borrower Interests means the limited liability company interests of ESA Canada Properties Borrower L.L.C., authorized pursuant to its limited liability company agreement, as in effect immediately prior to the Effective Date.

1.47 ESA Canada Properties Interests means the shares of beneficial interest of ESA Canada Properties Trust, authorized pursuant to its trust agreement, as in effect immediately prior to the Effective Date.

1.48 ESA MD Borrower Interests means the limited liability company interests of ESA MD Borrower L.L.C., authorized pursuant to its limited liability company agreement, as in effect immediately prior to the Effective Date.

1.49 ESA MD Properties Trust Certificate means the certificate of ESA MD Properties Business Trust, authorized pursuant to its trust agreement, as in effect immediately prior to the Effective Date.

1.50 ESA P Portfolio MD Borrower Interests means the limited liability company interests of ESA P Portfolio MD Borrower L.L.C., authorized pursuant to its limited liability company agreement, as in effect immediately prior to the Effective Date.

1.51 ESA P Portfolio MD Trust Certificate means the certificate of ESA P Portfolio MD Trust, authorized pursuant to its trust agreement, as in effect immediately prior to the Effective Date.

1.52 ESA UD means ESA UD Properties L.L.C., a Delaware limited liability company.

1.53 ESA UD Mortgage Claim means the Claim of Bank of America, N.A. under the ESA UD Mortgage Facility.

1.54 ESA UD Mortgage Facility means the Loan Agreement, dated February 14, 2008, among ESA UD, ESA 2007 Operating Lessee Inc. and Bank of America, N.A.

1.55 ESH/ESA General Partnership Interests means the 1% general partnership interests in ESH/MSTX Property L.P., ESH/TX Properties L.P., ESA TX Properties L.P., and ESA P Portfolio TXNC Properties L.P., held by ESH/MSTX GP L.L.C., ESH/TXGP L.L.C., ESA TXGP L.L.C., and ESA P Portfolio TXNC GP L.L.C. respectively, as authorized pursuant to the limited partnership agreements of ESH/MSTX Property L.P., ESH/TX Properties L.P., ESA TX Properties L.P., and ESA P Portfolio TXNC Properties L.P., as in effect immediately prior to the Effective Date.

1.56 ESH/TN Properties Membership Interest means the 1% membership interest in ESH/TN Properties L.L.C. held by ESH/TN Member Inc., authorized pursuant to the limited liability company agreement of ESH/TN Properties L.L.C., as in effect immediately prior to the Effective Date.

1.57 ESI means Extended Stay Inc., a Delaware corporation.

1.58 ESI Settlement has the meaning set forth in Section 6.18 hereof.

1.59 ESI Settlement Order means the order of the Bankruptcy Court approving the ESI Settlement.

1.60 Estate means the estate of each Debtor as created under section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

1.61 Estimated Amount means the estimated dollar value of an Unliquidated Claim, Disputed Claim or Contingent Claim pursuant to section 502(c) of the Bankruptcy Code or as otherwise agreed to between the holder of such Claim and the applicable Debtor or NewCo, or as otherwise determined by the Bankruptcy Court.

1.62 Examiner’s Report means the report of Ralph R. Mabey, examiner in the Chapter 11 Cases, filed on April 8, 2010 [Docket No. 913].

1.63 Excess Cash means all cash and cash equivalents on the balance sheet of the Debtors as of the Effective Date but immediately prior to the Investment by the Investor, less (i) amounts necessary to fund the Administrative/Priority Claims Reserve, and (ii) the tax payments to be made to NewCo pursuant to paragraph 73 of the Confirmation Order.

1.64 Existing Equity means the Equity Interest of each of the Debtors, other than the Tier 2 Debtors, authorized pursuant to its certificate of incorporation or other organizational documents, as in effect immediately prior to the Effective Date.

1.65 Existing Letters of Credit means, collectively, the letters of credit described on Exhibit F annexed hereto, all as amended or modified from time to time, and all documents entered into in connection therewith.

1.66 Final Distribution Date means a date on or after the Initial Distribution Date and after all Disputed Claims have become either Allowed Claims or Disallowed Claims that is selected by NewCo in its discretion but, in any event, is no later than thirty (30) days thereafter, or such later date as the Bankruptcy Court may establish, upon request by NewCo, for cause shown.

1.67 Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases, which has not been reversed, vacated, or stayed, and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired, and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

1.68 G&A Reimbursement Agreements means the G&A Reimbursement Agreements entered into between HVM and one or more of the Debtors, as the same have been amended from time to time.

1.69 General Unsecured Claims means any Claim other than an Administrative Expense Claim, a Priority Tax Claim, a Priority Claim, a Secured Claim, the Mortgage Facility Deficiency Claim or a Mezzanine Facilities Claim.

1.70 Guaranty means the Guaranty Agreement, dated as of June 11, 2007, by Lightstone Holdings LLC, HVM Manager Owner, ESI and Homestead in respect of the obligations of the borrowers under the Mortgage Facility and the Mezzanine Facilities.

1.71 Guaranty Claim means any rights to the payment of damages, claims, causes of action, charges, suits, demands, defaults, rights of recovery, assessments, rights of set-off or rights of recoupment arising under or relating to the Guaranty (whether relating to the Mortgage Facility or the Mezzanine Facilities and whether paid prior to or following the Effective Date) as a result of the commencement of any of the Chapter 11 Cases.

1.72 Homestead means Homestead Village L.L.C., a Delaware limited liability company.

1.73 HVM means HVM L.L.C., a Delaware limited liability company.

1.74 HVM Manager means HVM Manager L.L.C., a Delaware limited liability company and the manager of HVM.

1.75 HVM Manager Owner means David Lichtenstein.

1.76 Impaired means, with respect to any Class of Claims or Equity Interests, a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.77 Indemnified Litigation has the meaning set forth in Section 6.16 hereof.

1.77A Indenture Trustee means Manufacturers and Traders Trust Company, in its capacity as indenture trustee for the Extended Stay Inc. 9-7/8% Senior Subordinated Notes due 2011.

1.78 Initial Distribution Date means a date after the Effective Date that is selected by NewCo in its discretion but, in any event, is no later than five (5) days after the Effective Date, or such later date as the Bankruptcy Court may establish upon request by NewCo, for cause shown.

1.79 Intellectual Property means, collectively, patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names, copyrights, licenses and know-how (including, without limitation, trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures as well as other inventions, works of authorship, confidential information, technology, software and documentation, data and databases and websites) and any registrations or applications to register the foregoing.

1.80 Intercreditor Agreement means the Intercreditor Agreement dated as of June 11, 2007, by and among Wachovia Bank, N.A., Bear Stearns Commercial Mortgage, Inc. and Bank of America, N.A., and the holders of the Mezzanine Facilities Claims.

1.81 Internal Revenue Code means the Internal Revenue Code of 1986, as amended from time to time, and any applicable rulings, Treasury Regulations, judicial decisions, and notices, announcements, and other releases of the United States Treasury Department or the IRS.

1.82 Investment means the investment that is to be made by the Investor as further described in Section 6.8 hereof.

1.83 Investment Agreement means the agreement dated June 4, 2010 by and among the Debtors, HVM Manager, HVM and the Investor.

1.84 Investor means CP ESH Investors, LLC, a newly formed entity wholly owned by the Sponsors.

1.85 Investor Certificates means those Mortgage Certificates in the aggregate principal amount (inclusive of estimated interest that would accrue through August 15, 2010) of $309,244,555.72 in Classes B, CFX, CFL, D, E, G, H and J beneficially owned by the Investor or its members or Affiliates, the actual amount of such Mortgage Certificates to be calculated as provided in Section 1.2 of the Investment Agreement.

1.86 IRS means the United States Internal Revenue Service.

1.87 Litigation Trust means the trust established on the Effective Date in accordance with the Plan and the Litigation Trust Agreement, for the benefit of the Litigation Trust Beneficiaries.

1.88 Litigation Trust Agreement means the trust agreement that, among other things, establishes the Litigation Trust, and describes the powers, duties and responsibilities of the Litigation Trustee, the Creditor Representative and the Special Servicer, which trust agreement shall be substantially in the form filed in the Plan Supplement and shall be reasonably acceptable to the Creditors’ Committee and the Special Servicer (in consultation with the Operating Advisor).

1.89 Litigation Trust Assets means (i) all claims and causes of action of the Debtors or the Debtors in Possession under sections 502(d), 542 through 551, and 553 of the Bankruptcy Code, and (ii) any other potential claims, causes of actions, charges, suits or rights of recovery referenced in the Examiner’s Report; provided, however, that the “Litigation Trust Assets” shall not include (a) the Windows Litigation (as such term is defined in the Investment Agreement), and (b) any claims, causes of action, suits or rights of recovery against the Debtors, the Reorganized Debtors, NewCo, HVM, the Operating Advisor, the Controlling Holder, the Trustee, the Successor Trustee, the Mortgage Facility Trust, the holders of Mortgage Certificates (solely in such capacity), or the Special Servicer.

1.90 Litigation Trust Beneficiaries means certain Persons that are entitled to the proceeds of the Litigation Trust Assets as set forth in the Litigation Trust Agreement, and are limited solely to the following, (i) the Mortgage Facility Trust, (ii) the holders of the Mezzanine Facilities Claims, (iii) the Indenture Trustee, and (iv) the holders of the General Unsecured Claims.

1.91 Litigation Trust Funding means the sum of $5,000,000 to be provided by the Debtors on the Effective Date, to provide the initial funding for the Litigation Trust described in Section 6.17 hereof.

1.92 Litigation Trust Funding Reimbursement means the amount to be paid to the Special Servicer in cash from the first proceeds of the Litigation Trust Assets, as set forth in the Litigation Trust Agreement.

1.93 Litigation Trustee means the Person selected by mutual agreement of the Special Servicer (with the consent of the Operating Advisor, such consent not to be unreasonably withheld) and the Creditors’ Committee, as designated in the Plan Supplement, or, after the Effective Date, such other Person appointed by the mutual agreement of the Special Servicer and the Creditor Representative, or as otherwise determined by the Bankruptcy Court.

1.94 Loan REMIC has the meaning that is set forth in the Trust and Servicing Agreement.

1.95 Lower Tier REMIC has the meaning that is set forth in the Trust and Servicing Agreement.

1.96 Master Servicer means Wachovia Bank, National Association.

1.97 Merrill Swap Agreement means the Master Agreement, dated August 28, 2007, by and among Merrill Lynch Capital Services, Inc. and Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass Through Certificates, Series 2007-ESH Trust, and all Schedules thereto, including the Elections and Variables to the 1994 ISDA Credit Support Annex.

1.98 Mezzanine Facilities means, collectively, the mezzanine loan facilities described on Exhibit G annexed hereto, all as amended or modified from time to time, and all documents entered into in connection therewith.

1.99 Mezzanine Facilities Claims means, collectively, the Claims arising under the Mezzanine Facilities.

1.100 Mortgage Certificate means a mortgage certificate that was issued in connection with the Mortgage Facility.

1.101 Mortgage Debt Parties means, collectively, (i) the Successor Trustee, (ii) the Trustee, (iii) the Special Servicer, (iv) the Master Servicer, (v) the Operating Advisor, (vi) the Controlling Holder, and (vii) the Mortgage Facility Trust, and with respect to any of the foregoing, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members), partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity, and any Person claiming by or through any of them, but excluding any insurer of any of the Debtors. For the avoidance of doubt, this definition of “Mortgage Debt Parties” does not include TriMont Real Estate Advisors Inc. and any of its present and former Affiliates (whether by operation of law or otherwise), subsidiaries, current and former officers, directors, principals, employees, shareholders, members (including ex officio members), partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity.

1.102 Mortgage Facility means the Mortgage Loan Agreement, dated as of June 11, 2007, by and among the Borrowers listed on Schedule 1.1(a) thereto and Wachovia Bank, National Association, Bear Stearns Commercial Mortgage, Inc. and Bank of America, N.A., as Lenders, as amended or modified from time to time and all documents entered into in connection therewith.

1.103 Mortgage Facility Claim means the Secured Claim of the Trustee under the Mortgage Facility.

1.104 Mortgage Facility Deficiency Claim means the Claim of the Trustee in respect of the Mortgage Facility, other than the Mortgage Facility Claim.

1.105 Mortgage Facility Trust means the trust created under the Trust and Servicing Agreement for the benefit of the holders of the Mortgage Certificates.

1.106 Mortgage Parties Indemnification Fund has the meaning set forth in Section 6.16 hereof.

1.107 Mortgage Properties means the collateral securing the Mortgage Facility.

1.108 New Debtor Equity means the common stock, preferred stock, limited liability company interests or limited or general partnership interests, as the case may be, of each of the Tier 1 Debtors, which is to be authorized and issued pursuant to the Plan.

1.109 New ESA UD Mortgage Facility means the new mortgage facility, in the principal amount of six million, two hundred fifty thousand dollars ($6,250,000) memorialized in loan documents, substantially in the form to be agreed upon by and among ESA UD, as borrower, and the lender thereunder prior to the Effective Date.

1.110 New ESA UD Mortgage Note means the note to be issued to ESA UD pursuant to the New ESA UD Mortgage Facility in the principal amount of six million, two hundred fifty thousand dollars ($6,250,000), bearing interest at the rate of LIBOR plus 4.0% per annum (with a LIBOR floor of 1.0% per annum), amortized on a 25 year amortization schedule, and due and payable in full 4 years from the Effective Date.

1.111 NewCo means a newly formed limited liability company, or such alternate corporate or other organizational entity that may be selected by the Investor and each of the Sponsors, to be organized as of the Effective Date in accordance with Section 6.7 hereof, or any successors in interest thereto, from and after the Effective Date.

1.112 NewCo Certificate of Formation means the Certificate of Formation of NewCo.

1.113 NewCo Common Interests means the membership interests or, as applicable, other common equity interests, in NewCo, having a stated value of one-thousand dollars ($1,000) per membership interest, which are to be authorized and issued pursuant to the Plan.

1.114 NewCo Manager means a newly formed limited liability company owned and controlled by Persons affiliated with or designated by the Investor and appointed as the successor manager of HVM, which may be a third party.

1.115 NewCo Management Incentive Plan means the NewCo Management Incentive Plan.

1.116 NewCo Operating Agreement means the Operating Agreement of NewCo.

1.117 Operating Advisor means Banc of America Securities LLC, UBS Securities LLC and Cerberus Capital Management, L.P., in their capacity as the Operating Advisor appointed under the Trust and Servicing Agreement, and not individually, or any successor thereto.

1.118 Other Existing Equity Interests means the Equity Interests in ESH/MSTX Property L.P., ESH/TX Properties L.P., ESA TX Properties L.P., ESA P Portfolio TXNC Properties L.P. and ESH/TN Properties L.L.C., other than the ESH/ESA General Partnership Interests and the ESH/TN Properties Membership Interest.

1.118A Other Secured Claims means any Secured Claims, except that the Mortgage Facility Claim, the Mezzanine Facilities Claims and the ESA UD Mortgage Claim shall not be treated as Other Secured Claims.

1.119 Person means an individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, government or any political subdivision thereof, or any other entity (as defined in section 101(5) of the Bankruptcy Code) or group.

1.120 Plan means this plan of reorganization under chapter 11 of the Bankruptcy Code, including the Plan Documents, the Plan Supplement, and the Exhibits to the Plan annexed hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms of this Plan, which amendments shall be reasonably acceptable to the Investor, each of the Sponsors and the Special Servicer (with the consent of the Operating Advisor, such consent not to be unreasonably withheld).

1.121 Plan Administrator means the Person selected by the Special Servicer (with the consent of the Operating Advisor, which consent shall not be unreasonably withheld), to make the Distributions required to be made by the Debtors or the Reorganized Debtors under the Plan, to file objections to Claims, to the extent provided in Section 7.1(b) of the Plan, and to deal with administrative and other matters pertaining to the closing of the Chapter 11 Cases.

1.122 Plan Documents means the documents to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan on the Effective Date.

1.123 Plan Supplement means the compilation of documents and forms of documents, schedules and exhibits, each in form and substance reasonably acceptable to the Investor and each of the Sponsors, to be filed on or before the date that is six (6) days prior to the last day on which votes to accept or reject the plan are accepted and which may be amended from time to time until the Confirmation Date.

1.124 Priority Claim means any Claim to the extent such claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Expense Claim or Priority Tax Claim.

1.125 Priority Tax Claim means an unsecured Claim of a governmental unit of a kind specified in section 507(a)(8) of the Bankruptcy Code.

1.126 Pro Rata Share means with respect to Allowed Claims, the ratio (expressed as a percentage) of the amount of an Allowed Claim in a Class to the aggregate amount of all Allowed Claims in the same Class (or applicable Classes).

1.127 Real Estate Investment Trust means a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code.

1.128 Real Estate Mortgage Investment Conduit (or REMIC) means a real estate mortgage investment conduit, within the meaning of Section 860D of the Internal Revenue Code, that directly or indirectly holds the Mortgage Facility.

1.129 Record Date means the date to be established by the Bankruptcy Court for purposes of determining those holders of allowed claims that are entitled to vote to accept or reject this Plan.

1.130 Released Parties means (a) the Debtors, (b) NewCo, (c) each member of the Creditors’ Committee, but solely in its capacity as such, and not individually, (d) the Investor, (e) each Sponsor, (f) the Debt Financing Lenders, (g) BHAC (provided that BHAC has entered into the BHAC IP Transfer Agreement as provided in Section 6.13 herein), (h) HVM, (i) HVM Manager, (j) HVM Manager Owner, (k) the Special Servicer, (l) the Mortgage Debt Parties, (m) the Mortgage Facility Trust, (n) the Master Servicer, (o) the Trustee, (p) the Successor Trustee, (q) the Operating Advisor, (r) the Controlling Holder, (s) Lightstone Holdings LLC, (t) the Indenture Trustee, (u) any present or former director, manager, officer, member, equity holder (and their respective Affiliates), employee, agent, financial advisor, partner, Affiliate, attorney, other professional advisor or representative (and their respective Affiliates) of the persons or parties described in clauses (a) through (u) hereof or of any Affiliate thereof, and (v) ESI and any of ESI’s Affiliates or present or former directors or officers.

1.131 Reorganized Debtors means the Debtors, as reorganized as of the Effective Date in accordance with this Plan, and their successors.

1.132 Restructuring Transaction(s) means the creation or establishment or formation of an Affiliate of NewCo or a Reorganized Debtor, a dissolution or winding up of the corporate existence of a Debtor or the consolidation, merger, contribution of assets, or other transaction in which a Reorganized Debtor or non-Debtor Affiliate of a Debtor merges with or transfers some or substantially all of its assets and liabilities to NewCo or a Reorganized Debtor or its current or newly formed Affiliates, or any transaction related to the foregoing, on or following the Effective Date, which shall be filed no later than five (5) days prior to the Confirmation Hearing as an update to the Plan Supplement.

1.133 Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors with the Bankruptcy Court on September 28, 2009 and on March 4, 2010, as required by section 521 of the Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules and statements have been and may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009.

1.134 Secured Claim means any Claim to the extent reflected in the Schedules or a proof of claim as a secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

1.135 Securities Act means the Securities Act of 1933, as amended.

1.136 Special Servicer means CWCapital Asset Management LLC, and any successor thereto, in its capacity as special servicer of the Successor Trustee.

1.137 Sponsors means Centerbridge Partners, L.P. and Paulson & Co. Inc, each on behalf of various investment funds and accounts managed by them, and Blackstone Real Estate Partners VI L.P. on behalf of itself and its parallel funds and related alternative vehicles, solely in their capacity as such.

1.138 Successor Trustee means U.S. Bank National Association, as successor in interest to Wells Fargo Bank, N.A., as Successor Trustee in Trust for holders of Wachovia Bank Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2007-ESH.

1.139 Swap Agreements means, collectively, (a) the Merrill Swap Agreement, and (b) the Wachovia Swap Agreement.

1.140 Tier 1 Debtors means the Debtors set forth on Exhibit C hereof.

1.141 Tier 2 Debtors means the Debtors set forth on Exhibit D hereof.

1.142 Tier 3 Debtors means the Debtors set forth on Exhibit E hereof, which shall be liquidated and dissolved pursuant to this Plan.

1.143 Treasury Regulations means regulations (including temporary and proposed) promulgated under the Internal Revenue Code of 1986, as amended from time to time.

1.144 Trustee means Wells Fargo Bank, N.A., as Trustee in Trust for holders of Mortgage Certificates.

1.145 Trust and Servicing Agreement means the Trust and Servicing Agreement, dated as of August 1, 2007 (as amended or modified), originally entered into by and among Wachovia Large Loan, Inc., as Depositor, Wachovia Bank, National Association, as Servicer and Special Servicer, and Wells Fargo Bank, N.A., as Trustee relating to the issuance of the Mortgage Certificates and the servicing of the Mortgage Loan.

1.146 TRS means a taxable real estate investment trust subsidiary (within the meaning of Section 856(l) of the Internal Revenue Code) of the Debtors or the Reorganized Debtors.

1.147 Upper Tier REMIC has the meaning set forth in the Trust and Servicing Agreement.

1.148 Unimpaired means, with respect to a Class of Claims, a Claim that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

1.149 Unliquidated Claim means any Claim, the amount of liability for which has not been fixed, whether pursuant to agreement, applicable law, or otherwise, as of the date on which such Claim is sought to be estimated.

1.150 Voting Deadline means the deadline for voting on the Plan fixed by the Bankruptcy Court, or such later date fixed by the Debtors with the approval of the Investor and each of the Sponsors, such approval not to be unreasonably withheld.

1.151 Wachovia Swap Agreement means the Master Agreement, dated August 28, 2007, by and among Wachovia Bank, National Association, and Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass Through Certificates, Series 2007-ESH Trust, and all Schedules thereto, including the Elections and Variables to the 1994 ISDA Credit Support Annex.

B.	Other Terms.

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, the feminine, and the neuter. The words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. An initially capitalized term used herein that is not defined herein shall have the meaning ascribed to such term, if any, in the Bankruptcy Code, unless the context shall otherwise require.

C.	Exhibits.

All exhibits to the Plan are annexed hereto. All Plan Documents to be included in exhibits to the Plan Supplement shall be contained in a separate Plan Supplement exhibit volume, which shall be filed with the Clerk of the Bankruptcy Court not later than the date that is ten (10) days prior to the last date on which votes to accept or reject the Plan are accepted. Such Plan Supplement exhibit volume may be inspected in the office of the Clerk of the Bankruptcy Court during normal hours of operation of the Bankruptcy Court. Such Plan Supplement exhibit volume shall also be available for download from the following website: http://www.kccllc.net/extendedstay. Holders of Claims may also obtain a copy of such Plan Supplement exhibit volume, once filed, from the Debtors by a written request sent to the following address:

c/o HVM L.L.C.

100 Dunbar Street,

Spartanburg, South Carolina 29306

Attn: Gary A. DeLapp, Esq.

ARTICLE II

PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS

AND PRIORITY TAX CLAIMS

2.1 Payment of Allowed Administrative Expense Claims. The Allowed Amount of each Administrative Expense Claim that is Allowed as of the Effective Date shall be paid in full, in Cash, on the Effective Date from the Administrative/Priority Claims Reserve; provided, however, that (a) claims of the type specified in Section 1.7(c)(i) of the Plan, (b) any payments relating to Change in Control Agreements referred to in the Investment Agreement arising as a result of the occurrence of the Effective Date, and (c) any severance payments that the Investor consents to or directs the Debtors to pay prior to the Effective Date, shall be assumed and paid by the Reorganized Debtors or NewCo, as applicable, in accordance with the terms and conditions of the particular transactions and any agreements relating thereto. Each holder of an Administrative Expense Claim of the type specified in Section 1.7(c)(ii) or Section 1.7(c)(iii) hereof shall be paid the Allowed Amount of such Administrative Expense Claim in full, in Cash, as soon as practicable after such Administrative Expense Claim is Allowed from the Administrative/Priority Claims Reserve. In the event that there is any dispute as to whether an Allowed Administrative Expense Claim should be paid from the Administrative/Priority Claims Reserve or by the Reorganized Debtors or NewCo, as applicable, such dispute shall be resolved by the Bankruptcy Court.

2.2 Compensation and Reimbursement Claims. The Bankruptcy Court shall fix in the Confirmation Order a date for the filing of, and a date to hear and determine, all applications for final allowances of compensation or reimbursement of expenses under section 330 of the Bankruptcy Code or applications for allowance of Administrative Expense Claims arising under section 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 503(b)(6) of the Bankruptcy Code. The Allowed Amount of all Administrative Expense Claims arising under section 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5), or 503(b)(6) of the Bankruptcy Code shall, in full satisfaction, settlement, discharge and release thereof, and in exchange therefore, be paid in full, in Cash, from the Administrative/Priority Claims Reserve (a) upon the later of (i) the Effective Date and (ii) the date upon which any such Administrative Expense Claim becomes Allowed or (b) at such later date or upon such other less favorable terms as may be mutually agreed upon between each such Administrative Expense Creditor and the Plan Administrator.

2.3 Priority Tax Claims. Each holder of an Allowed Priority Tax Claim shall, in full satisfaction, settlement, discharge and release thereof, and in exchange therefore, be paid the Allowed Amount of its Allowed Priority Tax Claim from the Administrative/Priority Claims Reserve either (a) in full, in Cash, on the latest of (i) the Effective Date, (ii) the date such Allowed Priority Tax Claim becomes Allowed, and (iii) the date such Allowed Priority Tax Claim is payable under applicable non-bankruptcy law or (b) upon such other terms as may be mutually agreed upon between each holder of a Priority Tax Claim and the Plan Administrator.

ARTICLE III

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

3.1 Summary. The following table designates the Classes of Claims against and Equity Interests in the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan and (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code.

CLASS	DESIGNATION	STATUS	ENTITLED TO VOTE?
Class 1	Priority Claims	Unimpaired	No
Class 2	Mortgage Facility Claim	Impaired	Yes
Class 3	ESA UD Mortgage Claim	Impaired	Yes
Class 4A	Mortgage Facility Deficiency Claim	Impaired	Yes
Class 4B	Mezzanine Facilities Claims	Impaired	Yes
Class 5	General Unsecured Claims	Impaired	Yes
Class 6	Existing Equity	Impaired	No
Class 7	ESA MD Properties Trust Certificate	Unimpaired	No
Class 8	ESA MD Borrower Interests	Unimpaired	No
Class 9	ESA P Portfolio MD Trust Certificate	Unimpaired	No
Class 10	ESA P Portfolio MD Borrower Interests	Unimpaired	No
Class 11	ESA Canada Properties Interests	Unimpaired	No
Class 12	ESA Canada Properties Borrower Interests	Unimpaired	No
Class 13	ESH/TN Properties L.L.C. Membership Interests	Unimpaired	No
Class 14	ESH/ESA General Partnership Interests	Unimpaired	No
Class 15	Other Existing Equity Interests	Impaired	No
Class 16	Other Secured Claims	Unimpaired	No

ARTICLE IV

TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1 Class 1. Priority Claims.

(a) Classification: Class 1 consists of the Allowed Priority Claims.

(b) Treatment: Each holder of an Allowed Priority Claim shall be paid the Allowed Amount of its Allowed Priority Claim from the Administrative/Priority Claims Reserve, in full, in Cash, on the later of the Effective Date and as soon as practicable after the date such Priority Claim becomes Allowed.

(c) Voting: Class 1 is Unimpaired. The holders of the Claims in Class 1 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

4.2 Class 2. Mortgage Facility Claim.

(a) Classification and Allowance: Class 2 consists of the Allowed Mortgage Facility Claim which, together with the Mortgage Facility Deficiency Claim, shall be an Allowed Claim of at least $4,100,000,000.

(b) Treatment: The holder of the Allowed Mortgage Facility Claim shall receive 100% of the Cash Distribution and the Investor Certificates on the Effective Date, with such Cash Distribution to be distributed in accordance with Section 6.3 hereof and the Investor Certificates will be cancelled without any distributions on account thereof.

(c) Non-Consensual Confirmation: In the event that Class 2 rejects the Plan, the Debtors reserve the right to seek to confirm the Plan under section 1129(b) of the Bankruptcy Code, and, in such event, the Debtors reserve the right, pursuant to Sections 5.3 and 13.1 hereof, to alter, amend or modify the Plan, with the consent of the Investor and each of the Sponsors, such consents not to be unreasonably withheld, to offer different treatment to Class 2, to the extent that the Debtors determine that such modifications are necessary to comply with the requirements of section 1129(b) of the Bankruptcy Code.

(d) Adequate Protection Payments: Nothing in this Plan shall affect the rights of the Mortgage Debt Parties to retain payments made by the Debtors in accordance with the Cash Collateral Order.

(e) Voting: Class 2 is Impaired. The holder of the Claim in Class 2 is entitled to vote to accept or reject the Plan.

4.3 Class 3. ESA UD Mortgage Claim.

(a) Classification: Class 3 consists of the Allowed ESA UD Mortgage Claim.

(b) Treatment: The holder of the Allowed ESA UD Mortgage Claim shall receive on the Distribution Date the New ESA UD Mortgage Note in full settlement, satisfaction, release and discharge of the Allowed ESA UD Mortgage Claim.

(c) Interest: Interest shall neither accrue nor be payable from and after the Commencement Date with respect to the Allowed ESA UD Mortgage Claim.

(d) Voting: Class 3 is Impaired. The holder of the Claim in Class 3 is entitled to vote to accept or reject the Plan.

4.4 Class 4A. Mortgage Facility Deficiency Claim.

(a) Classification and Allowance: Class 4A consists of the Mortgage Facility Deficiency Claim which, together with the Mortgage Facility Claim, shall be an Allowed Claim of at least $4,100,000,000.

(b) Treatment: The holder of the Allowed Mortgage Facility Deficiency Claim shall receive an interest in the Litigation Trust to the extent that it is a Litigation Trust Beneficiary, which shall be distributed pursuant to Section 6.3 hereof, subject to the terms of the Intercreditor Agreement.

(c) Non-Consensual Confirmation: In the event that Class 4A rejects the Plan, the Debtors reserve the right to seek to confirm the Plan under section 1129(b) of the Bankruptcy Code, and, in such event, the Debtors reserve the right, pursuant to Sections 5.3 and 13.1 hereof, to alter, amend or modify the Plan, with the consent of the Investor and each of the Sponsors, such consents not to be unreasonably withheld, to offer different treatment to Class 4A, to the extent that the Debtors determine that such modifications are necessary to comply with the requirements of section 1129(b) of the Bankruptcy Code.

(d) Interest: Interest shall neither accrue nor be payable from and after the Commencement Date with respect to the Allowed Mortgage Facility Deficiency Claim.

(e) Voting: Class 4A is Impaired. The holder of the Claim in Class 4A is entitled to vote to accept or reject the Plan.

4.5 Class 4B. Mezzanine Facilities Claims.

(a) Classification: Class 4B consists of the Mezzanine Facilities Claims, which shall be Allowed Claims in the aggregate amount of at least $3,300,000,000.

(b) Treatment: The holders of the Allowed Mezzanine Facilities Claims shall receive interests in the Litigation Trust to the extent that they are Litigation Trust Beneficiaries, which shall be distributed pursuant to Section 6.3 hereof, subject to the terms of the Intercreditor Agreement.

(c) Non-Consensual Confirmation: In the event that Class 4B rejects the Plan, the Debtors reserve the right to seek to confirm the Plan under section 1129(b) of the Bankruptcy Code, and, in such event, the Debtors reserve the right, pursuant to Sections 5.3 and 13.1 hereof, to alter, amend or modify the Plan, with the consent of the Investor, each of the Sponsors and the Special Servicer (in consultation with the Operating Advisor), such consents not to be unreasonably withheld, to offer different treatment to Class 4B, to the extent that the Debtors determine that such modifications are necessary to comply with the requirements of section 1129(b) of the Bankruptcy Code.

(d) Interest: Interest shall neither accrue nor be payable from and after the Commencement Date with respect to the Allowed Mezzanine Facilities Claims.

(e) Voting: Class 4B is Impaired. The holders of the Claim in Class 4B are entitled to vote to accept or reject the Plan.

4.6 Class 5. General Unsecured Claims.

(a) Classification: Class 5 consists of the General Unsecured Claims.

(b) Treatment: On the Effective Date, the holders of the General Unsecured Claims shall be paid 80% of their Allowed General Unsecured Claims up to a maximum aggregate amount of $450,000, with such amount to be gifted by the Special Servicer. If 80% of the Allowed General Unsecured Claims would exceed $450,000 in the aggregate, the holders of the General Unsecured Claims shall receive their pro rata share of $450,000, with such amount to be gifted by the Special Servicer. The holders of the General Unsecured Claims shall receive an interest in the Litigation Trust with respect to the balance of their Allowed General Unsecured Claims in accordance with the terms of the Litigation Trust Agreement.

(c) Interest: Interest shall neither accrue nor be payable from and after the Commencement Date with respect to Allowed General Unsecured Claims.

(d) Non-Consensual Confirmation: In the event that Class 5 rejects the Plan, the Debtors reserve the right to seek to confirm the Plan under section 1129(b) of the Bankruptcy Code, and, in such event, the Debtors reserve the right, pursuant to Sections 5.3 and 13.1 hereof, to alter, amend or modify the Plan, with the consent of the Investor, each of the Sponsors and the Special Servicer (in consultation with the Operating Advisor), such consents not to be unreasonably withheld, to offer different treatment to Class 5, to the extent that the Debtors determine that such modifications are necessary to comply with the requirements of section 1129(b) of the Bankruptcy Code.

(e) Voting: Class 5 is Impaired. The holders of the Claims in Class 5 are entitled to vote to accept or reject the Plan.

4.7 Class 6. Existing Equity.

(a) Classification: Class 6 consists of the Existing Equity.

(b) Treatment: No distribution shall be made under the Plan from the Estates in respect of the Existing Equity. On the Effective Date, the certificates that previously evidenced ownership of Existing Equity shall be cancelled and shall be null and void, the holder(s) thereof shall no longer have any rights in respect of the Existing Equity, and such certificates shall not evidence any rights under the Plan.

(c) Voting: Class 6 is Impaired. The holders of Existing Equity in Class 6 are deemed to reject the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

4.8 Class 7. ESA MD Properties Trust Certificate.

(a) Classification: Class 7 consists of the ESA MD Properties Trust Certificate.

(b) Treatment: The holder of the ESA MD Properties Trust Certificate shall retain the ESA MD Properties Trust Certificate.

(c) Voting: Class 7 is Unimpaired. The holder of the Equity Interests in Class 7 is deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

4.9 Class 8. ESA MD Borrower Interests.

(a) Classification: Class 8 consists of the ESA MD Borrower Interests.

(b) Treatment: Each holder of ESA MD Borrower Interests shall retain its ESA MD Borrower Interests.

(c) Voting: Class 8 is Unimpaired. The holders of the Equity Interests in Class 8 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

4.10 Class 9. ESA P Portfolio MD Trust Certificate

(a) Classification: Class 9 consists of the ESA P MD Portfolio Trust Certificate.

(b) Treatment: The holder of the ESA P MD Portfolio Trust Certificate shall retain the ESA P Portfolio Trust Certificate.

(c) Voting: Class 9 is Unimpaired. The holder of the Equity Interests in Class 9 is deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

4.11 Class 10. ESA P Portfolio MD Borrower Interests

(a) Classification: Class 10 consists of the ESA P Portfolio MD Borrower Interests.

(b) Treatment: Each holder of ESA P Portfolio MD Borrower Interests shall retain its ESA P Portfolio MD Borrower Interests.

(c) Voting: Class 10 is Unimpaired. The holders of the Equity Interests in Class 10 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

4.12 Class 11. ESA Canada Properties Interests.

(a) Classification: Class 11 consists of the ESA Canada Properties Interests.

(b) Treatment: Each holder of ESA Canada Properties Interests shall retain its ESA Canada Properties Interests.

(c) Voting: Class 11 is Unimpaired. The holders of the Equity Interests in Class 11 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

4.13 Class 12. ESA Canada Properties Borrower Interests.

(a) Classification: Class 12 consists of the ESA Canada Properties Borrower Interests.

(b) Treatment: Each holder of ESA Canada Properties Borrower Interests shall retain its ESA Canada Properties Borrower Interests.

(c) Voting: Class 12 is Unimpaired. The holders of the Equity Interests in Class 12 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

4.14 Class 13. ESH/TN Properties Membership Interest.

(a) Classification: Class 13 consists of the ESH/TN Properties Membership Interest.

(b) Treatment: The holder of the ESH/TN Properties Membership Interest shall retain its ESH/TN Properties Membership Interest.

(c) Voting: Class 13 is Unimpaired. The holder of the Equity Interest in Class 13 is deemed to accept the Plan and, accordingly, is not entitled to vote to accept or reject the Plan.

4.15 Class 14. ESH/ESA General Partnership Interests.

(a) Classification: Class 14 consists of the ESH/ESA General Partnership Interests.

(b) Treatment: Each holder of ESH/ESA General Partnership Interests shall retain its ESH/ESA General Partnership Interests.

(c) Voting: Class 14 is Unimpaired. The holders of the Equity Interests in Class 14 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

4.16 Class 15. Other Existing Equity Interests.

(a) Classification: Class 15 consists of the Other Existing Equity Interests.

(b) Treatment: No distribution shall be made under the Plan from the Estates in respect of the Other Existing Equity Interests. On the Effective Date, the certificates that previously evidenced ownership of the Other Existing Equity Interests shall be cancelled and shall be null and void, the holders thereof shall no longer have any rights in respect of the Other Existing Equity Interests, and such certificates shall not evidence any rights under the Plan.

(c) Voting: Class 15 is Impaired. The holders of the Other Existing Equity Interests in Class 15 are deemed to reject the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

4.17 Class 16. Other Secured Claims.

(a) Classification: Class 16 consists of the Other Secured Claims.

(b) Treatment: On the Effective Date, or as soon thereafter as practicable, each holder of an Allowed Other Secured Claim shall receive, on account of its Claim against the Debtors, one of the following distributions: (i) the payment of such holder’s Allowed Other Secured Claim in full in cash; (ii) the sale or disposition proceeds of the property securing any Allowed Other Secured Claim to the extent of the value of its interest in such property; (iii) the surrender to the holder of any Allowed Other Secured Claim of the property securing such Claim; or (iv) such other distributions as shall be necessary to satisfy the requirements of chapter 11 of the Bankruptcy Code. The manner and treatment of each Allowed Other Secured Claim shall be determined by the Debtors with the Investor’s consent and transmitted in writing to the holder of such Other Secured Claim prior to the Effective Date of the Plan.

(c) Voting: Class 16 is Unimpaired. The holders of Other Secured Claims in Class 16 are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

ARTICLE V

ACCEPTANCE, REJECTION, AND REVOCATION

OR WITHDRAWAL OF THE PLAN

5.1 Classes Entitled to Vote. Each holder of a Claim, as of the Record Date, in an Impaired Class, other than those Classes that are deemed to reject the Plan, shall be entitled to vote to accept or reject the Plan, in its sole and absolute discretion, subject to applicable law.

5.2 Acceptance by Class of Claims. An Impaired Class of Claims shall be deemed to accept the Plan if (a) holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the holders (other than any holder designated under section 1126(e) of the Bankruptcy Code) of more than one half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

5.3 Nonconsensual Confirmation. In the event that any Class of Claims entitled to vote shall not accept the Plan by the requisite statutory majority required by section 1129(a) of the Bankruptcy Code, the Debtors, with the consent of the Investor and each of the Sponsors, reserve the right to (a) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case the Plan shall constitute a motion for such relief, or (b) alter, amend or modify the Plan in accordance with Section 13.1 hereof. At the request of the Investor and each of the Sponsors, the Debtors shall exercise the right to seek confirmation of the Plan under Section 1129(b) of the Bankruptcy Code in the manner reasonably requested by the Investor and each of the Sponsors, provided that the value of the Investment contemplated by Section 6.8 hereof, in the event that Class 2 rejects the Plan, shall not be reduced without the Debtors’ prior written consent.

5.4 Revocation or Withdrawal.

(a) Right to Revoke or Withdraw. The Plan may be revoked or withdrawn prior to the Confirmation Date (i) by the Debtors (with the consent of the Special Servicer and the Operating Advisor, such consent not to be unreasonably withheld), in their discretion or at the direction of the Investor, in the event that the Investment Agreement is terminated in accordance with Section 13 thereof, and (ii) in all other circumstances, by the Debtors (with the consent of the Special Servicer and the Operating Advisor, such consent not to be unreasonably withheld), with the consent of the Investor and each of the Sponsors, in their sole discretion.

(b) Effect of Withdrawal or Revocation. If the Plan is revoked or withdrawn prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims or defenses or any admission or statement against interest by any Debtor, the Creditors’ Committee, the Investor, any Sponsor or any other Person or to prejudice in any manner the rights of the Debtors, the Creditors’ Committee, the Investor, any Sponsor or any Person in any further proceedings involving any Debtor.

5.5 Amendment of Plan Documents. From and after the Effective Date, the authority to amend, modify, or supplement the Plan Supplement, the Exhibits to the Plan Supplement and the Exhibits to the Plan and any documents attached to such Plan Supplement, Exhibits to the Plan Supplement and Exhibits to the Plan shall be as provided in such Plan Supplement, Exhibits to the Plan Supplement and Exhibits to the Plan and their respective attachments.

5.6 Removal of Debtors. At the option of the Investor and each of the Sponsors, with the consent of the Debtors and the consent of the Special Servicer and the Operating Advisor, which consents shall not be unreasonably withheld, a Debtor may be removed from this Plan. In such event, the Plan will omit any treatment of the assets and liabilities of such Debtor, unless otherwise agreed. The removal of any Debtor from this Plan will not affect this Plan with respect to any other Debtor.

ARTICLE VI

IMPLEMENTATION OF THE PLAN

6.1 Substantive Consolidation. The Plan is premised upon the substantive consolidation of the Debtors solely for purposes of voting, confirmation and distribution. On and after the Effective Date (i) all assets and liabilities of the Debtors shall be treated for purposes of the Plan as though they were merged, (ii) all guarantees of the Debtors of payment, performance or collection of obligations of any other of the Debtors shall be eliminated and cancelled, (iii) all joint obligations of two or more of the Debtors and all multiple Claims against such entities on account of such joint obligations, shall be considered a single Claim against the Debtors, (iv) all intercompany claims and obligations between one Debtor and any of the other Debtors, including as a result of the rejection of any executory contract or unexpired lease, shall be eliminated, extinguished and cancelled, except for such intercompany claims and obligations necessary to pursue Litigation Trust Assets, and (v) any Claim filed against any of the Debtors shall be deemed filed against the consolidated Debtors and shall be one Claim against and a single obligation of the consolidated Debtors. Except as otherwise provided in the Plan or the Restructuring Transactions (a) all property of each Debtor shall vest in each respective Reorganized Debtor, free and clear of all Claims, Liens, encumbrances, charges or other interests and (b) each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect before the Effective Date. The provisions of the Intercreditor Agreement shall remain in full force and effect notwithstanding any substantive consolidation of the Debtors pursuant to the Plan.

6.2 Deemed Sale of Mortgage Properties. Notwithstanding the vesting and retention of title of the Mortgage Properties in the Reorganized Debtors, the transfer of 100% of the New Debtor Equity of the Tier 1 Debtors to NewCo and the distribution of the Cash Distribution by the Reorganized Debtors to the holder of the Allowed Mortgage Facility Claim effected pursuant to this Plan shall be deemed the equivalent of a sale of the Mortgage Properties to NewCo after foreclosure or acceptance of a deed in lieu of foreclosure by the Trustee or the Special Servicer, free and clear of all liens, claims, encumbrances and obligations.

6.3 Distributions to Holder of Allowed Mortgage Facility Claim. The Cash Distribution shall be distributed by the Plan Administrator to the holder of the Allowed Mortgage Facility Claim on the Effective Date in accordance with Section 8.2 which shall then distribute the Cash Distribution to the holders of Mortgage Certificates in accordance with the priority set forth in the Trust and Servicing Agreement. The Investor Certificates shall be distributed by the Plan Administrator to the holder of the Allowed Mortgage Facility Claim on the Effective Date in accordance with Section 8.2, which shall then cancel the Investor Certificates in accordance with the provisions of the Trust and Servicing Agreement without any Distribution to be made on account of such Investor Certificates.

6.4 Creation of NewCo.

(a) NewCo Certificate of Formation. The NewCo Certificate of Formation shall be filed with the applicable Secretary of State on or before the Effective Date and shall, inter alia, include a provision prohibiting the issuance of non-voting equity securities in accordance with section 1123(a)(6) of the Bankruptcy Code. Pursuant to the Plan:

(i) NewCo Common Interests comprising 100% of the total issued NewCo Common Interests as of the Effective Date shall be issued to the Investor and its members or Affiliates designated pursuant to Section 2.3 of the Investment Agreement on the Effective Date; and

(ii) Additional NewCo Common Interests, in an amount agreed upon by the Debtors, the Investor and each of the Sponsors, shall be reserved for issuance under the NewCo Management Incentive Plan.

If the Investor and the Sponsors determine, subject to the terms of the Investment Agreement and the Plan, that an alternate corporate or organizational structure, form or identity is appropriate, this Section 6.4(a) shall be changed to the extent necessary to effectuate any such alternate structure, form or identity.

(b) NewCo Operating Agreement. The NewCo Operating Agreement shall be deemed to become valid, binding and enforceable in accordance with its terms on the Effective Date.

(c) Amendments to Debtors’ Organizational Documents. The certificates of incorporation, limited liability company operating agreements or certificates of trust (as applicable) for the surviving Tier 1 Debtors and Tier 2 Debtors shall be amended to include a provision prohibiting the issuance of non-voting equity securities in accordance with section 1123(a)(6) of the Bankruptcy Code.

6.5 Existing Debt Securities. As of the Effective Date, all notes and any obligations of the Debtors under the Mortgage Facility or the Mezzanine Facilities shall be discharged and be of no further force or effect against the Debtors or the Mortgage Properties, and the holders thereof shall have no rights against the Debtors or the Mortgage Properties, except the right to receive the Distributions provided herein. As of the Effective Date, the EA UD Mortgage Claim and the General Unsecured Claims, and the rights of the holders thereof thereunder, shall be cancelled and deemed null and void and of no further force and effect, and the holders thereof shall have no rights, and such notes, agreements, certificates and securities shall evidence no rights, except the right to receive the Distributions provided herein. It is understood, however, that (i) this Section 6.5 shall not affect any Guaranty Claims, other than a Guaranty Claim against a Debtor, or the pursuit of Litigation Trust Assets, and (ii) notwithstanding Section 6.11 hereof, the notes or certificates in respect of the Mortgage Facility and the Mezzanine Facilities shall not be surrendered and cancelled so as not to impair the pursuit of Litigation Trust Assets or any Guaranty Claims other than a Guaranty Claim against a Debtor.

6.6 NewCo Management Incentive Plan. On or after the Effective Date, NewCo shall implement the NewCo Management Incentive Plan, in form and substance reasonably acceptable to the Investor, with NewCo Common Interests being available for issuance thereunder, through a combination of the award of restricted membership interests and the granting of equity based awards, including, without limitation, restricted membership interests, deferred membership interests and options. The NewCo Management Incentive Plan will be designed to provide additional compensation to HVM pursuant to and in connection with the management agreements between the TRSs of NewCo that are parties to such management agreements and HVM that are being assumed by, or assumed and assigned to, the TRSs (or one or more newly formed TRSs, wholly owned either directly or indirectly by NewCo, or designated by an existing Debtor that is a TRS) and modified on the Effective Date pursuant to Section 11.5 hereof to provide for, among other things, such issuance of the NewCo Common Interests as part of HVM’s compensation thereunder. HVM shall allocate the benefit of the NewCo Management Incentive Plan to the executive officers and senior management of HVM for their management services. The identity of recipients, amount of grants and other terms including, without limitation, vesting, will be determined by the manager of HVM.

6.7 Corporate Reorganization Actions. On or as soon as practicable after the Effective Date, the Debtors and/or NewCo, as applicable, shall take such actions as may be or become necessary to effectuate the following, all of which shall be authorized and approved in all respects, in each case without further action being required under applicable law, regulation, order, or rule (including, without limitation, any action by the board of directors, stockholders, partners or members of any Debtor or members of NewCo):

(a) the NewCo Certificate of Formation will be filed with the applicable Secretary of State effecting the formation of NewCo. At the option of the Investor and each of the Sponsors, the Debtors or NewCo may form additional subsidiaries owned in whole, or in part, by NewCo in order to effectuate the transactions contemplated hereunder;

(b) 100% of the New Debtor Equity of the Tier 1 Debtors shall be issued to NewCo or a subsidiary of NewCo;

(c) the Equity Interests of each of the Tier 2 Debtors, the ESH/ESA General Partnership Interests and the ESH/TN Properties Membership Interests shall remain outstanding and Unimpaired;

(d) the Equity Interests of each of the Tier 3 Debtors shall be cancelled, extinguished and not re-issued. The Tier 3 Debtors shall be deemed liquidated and dissolved by the Debtors for all purposes without the necessity for other or further actions to be taken by or on behalf of the Debtors or payments to be made in connection therewith; provided that, in its sole discretion, the Debtors may (but shall not be required to) file with the Office of the Secretary of State for the applicable state a certificate of dissolution; and

(e) the Restructuring Transactions shall be implemented.

If the Investor and the Sponsors determine, subject to the terms and conditions of the Investment Agreement and the Plan, that NewCo shall have an alternate corporate or organizational structure, form or identity, this Section 6.7 shall be changed to the extent necessary to effectuate any such alternate structure, form or identity.

6.8 Investment.

As consideration for the NewCo Common Interests to be issued pursuant to the Investment Agreement and the purchase of the business, assets and properties of the Debtors and to fund the distributions contemplated by the Plan, the Investor shall (i) cause NewCo to be provided with Cash in the aggregate amount of $3,615,755,444.28 (subject to adjustment as provided in this Section 6.8), comprised of (a) a $1,815,755,444.28 (subject to adjustment as provided in this Section 6.8) investment by the Investor, and (b) $1,800,000,000 from the proceeds of the Debt Financing Arrangements, and (ii) contribute to the Debtors the Investor Certificates (and waive the right to receive or retain any distribution on account of such Investor Certificates pursuant to the Plan) (collectively, the “Investment”). The amount of the Investor Certificates shall be calculated as of the Effective Date, and shall include the actual interest which would be payable on the Investor Certificates to the Effective Date that would have been payable absent the contribution and waiver provided herein. To the extent that the amount of the Investor Certificates differs from the amount set forth on Schedule 1.2 of the Investment Agreement as a result of the calculation of interest, the Cash portion of the Investment (and the aggregate Cash amount to be provided to NewCo by the Investor) shall be adjusted up or down accordingly on a dollar for dollar basis. The NewCo Common Interests that the Investor shall receive on the Effective Date as a result of the Investment will comprise 100% of the total issued and outstanding NewCo Common Interests as of the Effective Date.

On the Effective Date, the Investor will also contribute Cash to NewCo in the amount of the Reserve, as such term is defined in the Investment Agreement.

If the Investor and the Sponsors determine, subject to the terms and conditions of the Investment Agreement and Plan, that NewCo shall have an alternate corporate or organizational structure, form or identity, the structure of the Investment contemplated in this Section 6.8 shall be changed to the extent necessary to effectuate any such alternate structure, form or identity.

6.9 Effectuating Documents and Further Transactions. On or before the Effective Date, and without the need for any further order or authority, the Debtors shall file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents that are in form and substance satisfactory to the Investor and each of the Sponsors as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Each of the officers of the Debtors, the Reorganized Debtors and NewCo is authorized, without the need for any further order or authority, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan. The Reorganized Debtors are authorized to execute all documents and enter into all agreements as may be necessary and appropriate in connection with the Debt Financing Arrangements.

6.10 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Mortgage Deficiency Facility Claim, Allowed Mezzanine Facility Claim, or Allowed General Unsecured Claim scheduled to receive a Distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such Distribution shall be allocated to the principal amount of the Claim (as determined for federal income tax purposes) first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

6.11 Surrender and Cancellation of Instruments. Subject to Section 6.5 hereof, each holder of an instrument evidencing a Claim shall surrender such instrument to the Reorganized Debtors. At the option of the Reorganized Debtors or NewCo, as applicable (in their reasonable discretion), no Distribution hereunder shall be made to or on behalf of any holder of such Claim unless and until such instrument is received or the unavailability of such instrument is reasonably established to the satisfaction of the Reorganized Debtors. In accordance with section 1143 of the Bankruptcy Code, any such holder of such a Claim that fails to surrender or cause to be surrendered such instrument or to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors and, in the event that the Reorganized Debtors requests, fails to furnish a bond in form and substance (including, without limitation, amount) reasonably satisfactory to the Reorganized Debtors shall be deemed to have forfeited all rights, claims, and interests and shall not participate in any Distribution hereunder.

6.12 Letters of Credit. At or prior to the Effective Date, in the Debtors’ discretion, with the consent of the Investor and each of the Sponsors, (a) the Existing Letters of Credit shall be terminated and any cash collateral provided thereunder shall be released to the entity that posted such collateral; and (b) the Reorganized Debtors shall provide any and all letters of credit and related cash collateral necessary to obtain and maintain in effect on or after the Effective Date all such forms of insurance as are customary to operate a business of the size and type of the Debtors; provided, however, that on or after the Effective Date the Investor shall reimburse the Reorganized Debtors for any cash collateral referred to in clause (b) without any impact on the Cash Distribution.

6.13 BHAC IP Transfer Agreement. Pursuant to the intellectual property transfer agreement (the “BHAC IP Transfer Agreement”) with BHAC, on the Effective Date, BHAC shall transfer to NewCo or its designee, which may be a third party, the BHAC IP. In the event the Debtors and BHAC have not executed the BHAC IP Transfer Agreement prior to June 17, 2010 (unless otherwise agreed by the Investor), the Special Servicer shall commence proceedings to foreclose on the BHAC IP and on the Effective Date shall assign and transfer the BHAC IP to NewCo or its designee, which may be a third party, or at the Investor’s option, the Debtors, for a portion of the consideration provided on account of the Mortgage Facility Claim as set forth herein. Upon the receipt of the BHAC IP from BHAC or the Special Servicer, as applicable, the Reorganized Debtors shall transfer the BHAC IP to NewCo or its designee, which may be a third party.

6.14 Consistent Tax Reporting.

(a) For federal income tax purposes, (i) the distributions described in Section 4.2 shall be treated as a distribution to the holders of Mortgage Certificates following a sale of the Mortgage Properties (and all other assets deemed to be transferred to NewCo), (ii) the distribution described in Section 4.3 shall be treated as a distribution of undivided interests in the assets of NewCo to the holder of the Allowed ESA UD Mortgage Claim followed by a sale of such assets for the New ESA UD Mortgage Note, and (iii) the distributions described in Sections 4.4, 4.5 and 4.6 shall be treated as described in Section 6.17(c). All parties will be required to report for all federal income tax purposes in a manner consistent with the characterization of the distributions described above.

(b) As soon as possible after the Effective Date, and to the extent required by Section 1060 of the Internal Revenue Code, NewCo shall determine the aggregate value of the underlying assets of NewCo as of the Effective Date and the portions of such value that are allocable, respectively, to the New ESA UD Mortgage Note and the Investment. Such allocation will take into account the relative fair market values of the New ESA UD Mortgage Note and the Investment. NewCo will apprise, in writing, all parties of such aggregate valuation and allocation. The aggregate valuation and allocation shall be used consistently by all parties for all federal income tax purposes.

6.15 Issuance of NewCo Common Interests to Investor or Sponsor Affiliates.

(a) The Investor, the Sponsors or their Affiliates, in their respective sole discretion, may deliver a written schedule to the Debtors within ten (10) days after entry of the Confirmation Order to designate that some or all of the NewCo Common Interests to be issued to the Investor, the Sponsors or their Affiliates under the Plan be issued in the name of, and delivered to, one or more of their managed funds and/or respective affiliates, so long as such issuance and delivery is in compliance with federal and state securities laws and does not require NewCo to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended and the rules and regulations of the Securities and Exchange Commission thereunder.

(b) In the event that the Investor, the Sponsors or their Affiliates make the designation pursuant to Section 6.15(a) above, the funds managed by the Investor, the Sponsors and/or their respective affiliates that are so designated shall have the rights, entitlements and benefit that would otherwise inure to the Investor, the Sponsors or their Affiliates in their capacity as a holder of the NewCo Common Interest as provided in the Plan, including those rights, entitlements and benefits of the Investor, the Sponsor or the Affiliate specified in Section 6.4(a)(i) above.

(c) Each of the Loan REMIC, the Upper Tier REMIC, and the Lower Tier REMIC shall adopt a plan of liquidation immediately prior to the Effective Date (provided, however, that notwithstanding the liquidation of the Loan REMIC, the Lower Tier REMIC and the Upper Tier REMIC, the Mortgage Facility Trust shall not liquidate and shall remain in full force and effect until the termination of the Mortgage Parties Indemnification Fund.

6.16 Mortgage Parties Indemnification Fund.

(a) On the Effective Date, the Debtors shall transfer $20 million to the Special Servicer which shall hold such funds in a cash collateral account (the “Mortgage Parties Indemnification Fund”) for the benefit of the Mortgage Debt Parties to satisfy any indemnification obligations of the Mortgage Facility Trust with respect to any post-Confirmation Date litigation commenced against the Mortgage Debt Parties regarding the voting on the Plan, distributions under the Plan and any other actions taken by the Mortgage Debt Parties in connection with the Plan, including the implementation thereof (the “Indemnified Litigation”). Unless the funds maintained in the Mortgage Parties Indemnification Fund are paid to the Mortgage Debt Parties in connection with any Indemnified Litigation, the Special Servicer (or such Person designated by the Special Servicer or the Successor Trustee) shall hold the Mortgage Parties Indemnification Fund in a cash collateral account for a period of six (6) years from the Effective Date of the Plan. Upon the later of termination of the six-year period or entry of a final, non-appealable judgment in any then-pending Indemnified Litigation, any and all cash remaining in the Mortgage Parties Indemnification Fund shall be distributed to the holder of the Allowed Mortgage Facility Claim, for distribution to the first tranche of Mortgage Certificates that are held by holders that have not received payment in full under this Plan and, to the extent that there are sufficient funds remaining after payment in full of such tranche of Mortgage Certificate holders, to other Mortgage Certificate holders in accordance with the priorities set forth in the Trust and Servicing Agreement. Each Mortgage Debt Party may receive reimbursement for any fees that such Mortgage Debt Party has incurred in connection with any Indemnified Litigation by submitting invoices (with appropriate redactions for privilege) to the Special Servicer (or such Person designated by the Special Servicer), which shall pay such invoices from the funds maintained in the Mortgage Parties Indemnification Fund reasonably promptly after receipt of such invoices. In addition, the Special Servicer shall be entitled to reasonably prompt reimbursement for any fees that the Special Servicer incurs in connection with any Indemnified Litigation from the funds maintained in the Mortgage Parties Indemnification Fund.

(b) Federal Income Tax Treatment. For all United States federal income tax purposes, all parties shall treat the transfer of Cash to the Mortgage Parties Indemnification Fund as (1) a transfer of Cash (subject to any obligations relating to those assets) directly to the holders of Mortgage Certificates (in accordance with the priorities set forth in the Trust and Servicing Agreement), followed by (2) the transfer by the holders of Mortgage Certificates otherwise entitled to receive such Cash to the Mortgage Parties Indemnification Fund. Accordingly, the holders of Mortgage Certificates otherwise entitled to receive such Cash shall be treated for United States federal income tax purposes as the direct owners of their respective share of the Cash in the Mortgage Parties Indemnification Fund. The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes. The Special Servicer shall send annually to each holder of Mortgage Certificates that is treated as a direct owner of any portion of the Mortgage Parties Indemnification Fund a separate statement setting forth any income earned with respect to, or any expenditure made out of, such portion of the Mortgage Parties Indemnification Fund as may be relevant for United States federal income tax purposes.

6.17 Litigation Trust.

(a) Creation of Litigation Trust. On the Effective Date, the Debtors shall transfer the Litigation Trust Funding to the Litigation Trust and the Debtors and the Litigation Trustee shall execute the Litigation Trust Agreement and shall take all steps necessary to establish the Litigation Trust in accordance with the Plan. On the Effective Date, the Debtors and ESI shall be deemed to have automatically transferred to the Litigation Trust all of their right, title, and interest in and to all of the Litigation Trust Assets, and in accordance with section 1141 of the Bankruptcy Code, all such assets shall automatically vest in the Litigation Trust free and clear of all Claims and Liens, subject only to the Allowed Claims of the Litigation Trust Beneficiaries as set forth in the Plan and the expenses of the Litigation Trust as provided in the Litigation Trust Agreement. Thereupon, the Debtors and ESI shall have no interest in the Litigation Trust Assets or the Litigation Trust. In connection with the vesting and transfer of the Litigation Trust Assets, including rights and causes of action, any attorney-client, work-product protection or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Litigation Trust shall vest in the Litigation Trust. The Debtors, ESI, and the Litigation Trustee are authorized to take all necessary actions to effectuate the transfer of such privileges, protections and immunities. In the event of any conflict between the terms of this Section 6.17 and the Litigation Trust Agreement, the terms of the Litigation Trust Agreement shall govern. To the extent any Litigation Trust Assets cannot be transferred to the Litigation Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, such Litigation Trust Assets shall be deemed to have been retained by the Debtors, and the Litigation Trustee shall be deemed to have been designated as a representative of the Debtors pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such Litigation Trust Assets on behalf of the Debtors. Notwithstanding the foregoing, all net proceeds of such Litigation Trust Assets shall be transferred to the Litigation Trust to be distributed to holders of the Litigation Trust Interests consistent with the Plan and the Litigation Trust Agreement.

(b) Purpose of the Litigation Trust. The Litigation Trust shall be established for the sole purpose of liquidating and distributing the Litigation Trust Assets contributed to the Litigation Trust in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

(c) Federal Income Tax Treatment of Litigation Trust. For all United States federal income tax purposes, all parties shall treat the transfer of the Litigation Trust Assets to the Litigation Trust as (1) a transfer of the Litigation Trust Assets directly to the Litigation Trust Beneficiaries, followed by (2) the transfer by such beneficiaries to the Litigation Trust of the Litigation Trust Assets in exchange for an interest in the Litigation Trust; provided, however, that the Litigation Trust Assets will be subject to any post-Effective Date obligations incurred by the Litigation Trust relating to the pursuit of Litigation Trust Assets. Accordingly, the Litigation Trust Beneficiaries shall be treated for United States federal income tax purposes as the grantors and owners of their respective share of the Litigation Trust Assets. The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.

(d) Tax Reporting.

(i) The Litigation Trustee shall file tax returns for the Litigation Trust treating the Litigation Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a).

(ii) The Litigation Trustee also shall annually send to each holder of an interest in the Litigation Trust a separate statement regarding the receipts and expenditures of the Litigation Trust as relevant for United States federal income tax purposes and will instruct all such holders to use such information in preparing their United States federal income tax returns or to forward the appropriate information to such holder’s underlying beneficial holders with instructions to utilize such information in preparing their United States federal income tax returns.

(iii) As soon as reasonably practicable after the Litigation Trust Assets are transferred to the Litigation Trust, the Litigation Trustee shall make a good faith valuation of the Litigation Trust Assets. Such valuation shall be made available from time to time to all parties to the Litigation Trust, to the extent relevant to such parties for tax purposes, and shall be used consistently by such parties for all United States federal income tax purposes.

(iv) Allocations of Litigation Trust taxable income or loss of the Litigation Trust shall be allocated by reference to the manner in which an economic gain or loss would be borne immediately after a hypothetical liquidating distribution of the remaining Litigation Trust Assets. The tax book value of the Litigation Trust Assets for purpose of this paragraph shall equal their fair market value on the date the Litigation Trust Assets are transferred to the Litigation Trust, adjusted in accordance with tax accounting principles prescribed by the Internal Revenue Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.

(v) The Litigation Trustee shall be responsible for payment, out of the Litigation Trust Assets, of any taxes imposed on the Litigation Trust or its assets.

(e) Litigation Trust Assets. The Litigation Trustee, on behalf of the Litigation Trust, shall have the exclusive right, authority and discretion to institute, prosecute, abandon, settle or compromise any and all causes of action that constitute Litigation Trust Assets without the consent or approval of any third party and without any further order of the Bankruptcy Court, except as otherwise provided herein or in the Litigation Trust Agreement. From and after the Effective Date, the Litigation Trustee, in accordance with section 1123(b)(3) of the Bankruptcy Code, and on behalf of the Litigation Trust, shall serve as a representative of the Debtors’ Estates and shall retain and possess the sole and exclusive right to commence, pursue, settle, compromise or abandon, as appropriate, any and all causes of action, whether arising before of after the Petition Date, in any court or other tribunal.

(f) Litigation Trust Fees and Expenses. From and after the Effective Date, the Litigation Trustee, on behalf of the Litigation Trust, shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable professional fees and expenses incurred by the Litigation Trust, and any professionals retained by the Litigation Trust, except as otherwise provided in the Litigation Trust Agreement. The Litigation Trustee shall (i) pay to the holder of the Allowed Mortgage Facility Claim the Litigation Trust Funding Reimbursement out of the proceeds of the Litigation Trust Assets, and (ii) reimburse NewCo, the Reorganized Debtors, HVM and their officers, directors and managers for all reasonable costs and expenses incurred as a third party in connection with any cause of action or proceeding pursued by or otherwise involving the Litigation Trust and the Litigation Trust Assets or as a defendant in relation to a claim that has been released pursuant to this Plan.

(g) Cash Investments. The Litigation Trustee may invest Cash (including any earnings thereon or proceeds therefrom); provided, however, that such investments are investments permitted to be made by a “liquidating trust” within the meaning of Treasury Regulation 301.7701-4(d), as reflected therein, or under applicable IRS guidelines, rulings or other controlling authorities.

(h) Distribution of Litigation Trust Interests. The Litigation Trustee is required to distribute to the Litigation Trust Beneficiaries on account of their interests in the Litigation Trust, at least annually, all unrestricted Cash on hand, less such amounts paid pursuant to Section 6.17(f).

6.18 ESI Settlement. The Mortgage Facility Trust holds a Guaranty Claim against ESI. ESI and the Special Servicer (subject to the consent of the Operating Advisor) shall enter into a settlement agreement (the “ESI Settlement”), subject to reasonable approval of the Investor and each of the Sponsors and Bankruptcy Court approval, pursuant to which ESI shall consent to and grant the releases set forth in Section 10.10 of the Plan in exchange for a release of the Guaranty Claim and other consideration as more fully set forth in the ESI Settlement. ESI and the Debtors shall obtain Bankruptcy Court approval of the ESI Settlement at or prior to the Confirmation Date.

ARTICLE VII

TREATMENT OF DISPUTED CLAIMS

7.1 Objections to Claims; Prosecution of Disputed Claims.

(a) NewCo or the Reorganized Debtors. NewCo or the Reorganized Debtors shall object to the allowance of Claims filed with the Bankruptcy Court with respect to which NewCo or the Reorganized Debtors, as applicable, dispute liability in whole or in part and for which they are responsible for payment as provided in Article II. All objections that are filed and prosecuted by NewCo or the Reorganized Debtors as provided herein shall be litigated to Final Order by NewCo or the Reorganized Debtors or settled by NewCo or the Reorganized Debtors. Unless otherwise provided herein or ordered by the Bankruptcy Court, all objections by NewCo or the Reorganized Debtors to Claims shall be served and filed no later than ninety (90) days after the Effective Date.

(b) The Plan Administrator. The Plan Administrator shall object to the allowance of Administrative Expense Claims or Priority Claims filed with the Bankruptcy Court with respect to which, on behalf of the Debtors, the Plan Administrator disputes liability in whole or in part and which is to be paid from the Administrative/Priority Claims Reserve as provided in Section 2.1. All objections that are filed and prosecuted by the Plan Administrator as provided herein shall be litigated to Final Order by the Plan Administrator or settled by the Plan Administrator. Unless otherwise provided herein or ordered by the Bankruptcy Court, all objections by the Plan Administrator to Administrative Expense Claims and Priority Claims shall be served and filed no later than sixty (60) days after the Effective Date.

(c) The Litigation Trustee. The Litigation Trustee shall object to the allowance of General Unsecured Claims and Mezzanine Facilities Claims filed with the Bankruptcy Court with respect to which the Litigation Trustee disputes liability in whole or in part. All objections that are filed and prosecuted by the Litigation Trustee as provided herein shall be litigated to Final Order by the Litigation Trustee or settled by the Litigation Trustee. Unless otherwise provided herein or ordered by the Bankruptcy Court, all objections by the Litigation Trustee to General Unsecured Claims and Mezzanine Facilities Claims shall be served and filed no later than ninety (90) days after the Effective Date

7.2 Distributions on Account of Disputed Claims. Notwithstanding Article II and Article IV hereof, a Distribution shall only be made by NewCo or the Reorganized Debtors, the Plan Administrator, or the Litigation Trustee, as applicable, to the holder of a Disputed Claim when, and to the extent that, such Disputed Claim becomes Allowed. No interest shall be paid on account of Disputed Claims that later become Allowed except to the extent that payment of interest is required under section 506(b) of the Bankruptcy Code. No Distribution shall be made with respect to all or any portion of any Disputed Claim pending the entire resolution thereof in the manner prescribed by Section 7.1 hereof. From time to time after the Effective Date, on each Distribution Date after a Disputed Claim becomes an Allowed Claim, NewCo or the Reorganized Debtors, the Plan Administrator, or the Litigation Trustee, as applicable, shall distribute to such holder the amount distributable to such Claim in accordance with the applicable sections of the Plan. To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed. To the extent that any funds remain reserved by NewCo or the Reorganized Debtors for payment of Allowed Claims after the final resolution of all Disputed Claims that are Administrative Expense Claims or Priority Claims (and all such Disputed Claims that are Administrative Expense Claims or Priority Claims that are subsequently Allowed are fully satisfied in accordance with the terms of the Plan), such funds shall revert to and be fully vested in NewCo or the Reorganized Debtors, as applicable. To the extent that any funds remain in the Administrative/Priority Claims Reserve after the final resolution of all Administrative Expense Claims or Priority Claims that are Disputed Claims (and all such Disputed Claims that are subsequently Allowed are fully satisfied in accordance with the terms of the Plan), such funds shall be paid to the holder of the Mortgage Facility Claim, for distribution to holders of Mortgage Certificates in accordance with Section 6.3 of the Plan. To the extent that any funds remain in the Litigation Trust after the final resolution of all General Unsecured Claims and Mezzanine Facilities Claims that are Disputed Claims (and all such Disputed Claims that are subsequently Allowed are fully satisfied in accordance with the terms of the Plan), such funds shall be paid to the Litigation Trust Beneficiaries.

7.3 Settlement of Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in this Plan to the contrary, the Debtors may settle any or all of the Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019. After the Effective Date, NewCo or the Reorganized Debtors may, and shall have the exclusive right to, compromise and settle any Claims against them that they have agreed to pay or are required to pay pursuant to Section 2.1 and claims they have against another Person or Entity, excluding the Litigation Trust Assets, without notice to or approval from the Bankruptcy Court.

ARTICLE VIII

DISTRIBUTIONS

8.1 Distributions under the Plan. Whenever any Distribution to be made under this Plan shall be due on a day other than a Business Day, such Distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due.

8.2 Timing of Distributions under the Plan. Except for Distributions made on the Initial Distribution Date, any Distribution to be made by any Debtor or the Plan Administrator,

NewCo or the Reorganized Debtors pursuant to the Plan shall be deemed to have been timely made if made within ten (10) days after the time therefore specified in the Plan. No interest shall accrue or be paid with respect to any Distribution as a consequence of such Distribution not having been made on the Effective Date.

8.3 Use of Cash Collateral. The Debtors will be entitled to use cash collateral consistent with the terms of the Cash Collateral Order through the Effective Date including, without limitation, the obligations to make adequate protection payments as provided in the Cash Collateral Order.

8.4 Plan Administrator. Unless otherwise provided in the Plan, all distributions under the Plan shall be made by the Plan Administrator. All reasonable costs and expenses incurred by the Plan Administrator in carrying out its duties under the Plan shall be paid from the funds in the Administrative/Priority Claims Reserve, provided, however, that the Plan Administrator shall provide copies of its statements for services rendered to the Special Servicer. Any dispute regarding the payment of the fees and expenses of the Plan Administrator shall be determined by the Bankruptcy Court. The Plan Administrator shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court, and, in the event that the Plan Administrator is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be paid from the funds in the Administrative/Priority Claims Reserve.

8.5 Record Date. As of the close of business on the Record Date, the various transfer and claims registers for each of the Classes of Claims as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims. The Debtors, the Plan Administrator, NewCo, and the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims occurring after the close of business on the Record Date. The Debtors and the Plan Administrator shall be entitled to recognize and deal hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Record Date, to the extent applicable.

8.6 Manner of Payment under the Plan. Unless the Person receiving a payment agrees otherwise, any payment in Cash to be made by the Plan Administrator, or NewCo or the Reorganized Debtors shall be made, at the election of the Plan Administrator, or NewCo or the Reorganized Debtors (as the case may be), by check drawn on a domestic bank or by wire transfer from a domestic bank, provided that payments to the holder of the Allowed Mortgage Facility Claim shall be paid by wire transfer.

8.7 Hart-Scott-Rodino Compliance. Any NewCo Common Interests to be distributed under the Plan to any Person required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such Person shall have expired or been terminated.

8.8 Fractional Distributions. Fractional dollars shall be rounded down to the nearest whole dollar.

8.9 Distribution of Unclaimed Property. Any Distribution under the Plan that is unclaimed after one hundred eighty (180) days following the date such property is distributed shall be deemed not to have been made and shall be transferred to the Litigation Trust, free and clear of any claims or interests of any Entities, including, without express or implied limitation, any claims or interests of any governmental unit under escheat principles. Nothing contained herein shall affect the discharge of the Claim with respect to which such Distribution was made, and the holder of such Claim shall be forever barred from enforcing such Claim against NewCo, the Reorganized Debtors or the Debtors, or the assets, estate, properties, or interests in property of the Debtors, NewCo or the Reorganized Debtors.

8.10 Administrative/Priority Claims Reserve.

(a) Establishment and Amount. On the Effective Date, the Plan Administrator shall establish the Administrative/Priority Claims Reserve. The amount of the Administrative/Priority Claims Reserve shall be determined by the Debtors, subject to the reasonable consent of the Plan Administrator and the Special Servicer (with the consent of the Operating Advisor, such consent not to be unreasonably withheld), and shall be the sum of (a) estimated accrued and unpaid Administrative Expense Claims (excluding items of the type referred to in clause (c)(i) of the definition of “Allowed” and any payments relating to Change in Control Agreements referred to in the Investment Agreement arising as a result of the occurrence of the Effective Date, and any severance payments that the Investor consents to or directs the Debtors to pay prior to the Effective Date), including, without limitation, amounts due to professionals as compensation or reimbursement of expenses, (b) the estimated Priority Claims, and (c) the estimated costs and expenses of the Plan Administrator. For purposes of determining the estimated accrued and unpaid Administrative Expense Claims, the Debtors shall include 110% of the amount reflected on the Debtors’ books and records as being due and owing as Administrative Expenses (other than amounts owed to professionals and Priority Claims which shall be estimated at 100% of such amount). The Administrative/Priority Claims Reserve shall be the sole source for payment of Administrative Expense Claims and Priority Claims, other than items of the type referred to in clause (c)(i) of the definition of “Allowed”, any payments relating to Change in Control Agreements referred to in the Investment Agreement arising as a result of the occurrence of the Effective Date, and any severance payments that the Investor consents to or directs the Debtors to pay prior to the Effective Date.

(b) Release of Funds from Administrative/Priority Claims Reserve. On the date that is seventy-five (75) days after the Effective Date, the Plan Administrator shall distribute to the holder of the Mortgage Facility Claim all funds remaining in the Administrative/Priority Claims Reserve other than (i) any amounts required to be reserved in connection with Administrative Expense Claims or Priority Claims that are Disputed Claims at such time, and (ii) a reasonable amount to be retained for payment of the fees and expenses of the Plan Administrator and the reasonable post-Effective Date fees and expenses of the Debtors’ professionals in an amount to be agreed by the Special Servicer (with the reasonable consent of the Operating Advisor). Notwithstanding the release of the funds from the Administrative/Priority Claims Reserve or any provisions of this Plan, NewCo and the Reorganized Debtors shall incur no liability for and shall have no responsibility to pay any Administrative Expense Claim or Priority Claim, excluding the claims of the type specified in Section 1.7(c)(i) of the Plan and any payments relating to Change of Control Agreements referred to in the Investment Agreement arising as a result of the occurrence of the Effective Date, and any severance payments that the Investor consents to or directs the Debtors to pay prior to the Effective Date, in accordance with Section 2.1 of the Plan.

ARTICLE IX

CONDITIONS PRECEDENT

9.1 Conditions Precedent to the Effective Date. The occurrence of the Effective Date of the Plan is subject to the following conditions precedent:

(a) the Bankruptcy Court shall have entered a Confirmation Order with respect to the Plan in form and substance approved by the Investor, each of the Sponsors and the Special Servicer (with the consent of the Operating Advisor), and such Confirmation Order shall be non-appealable, shall not have been appealed within fourteen (14) calendar days of entry or, if such Confirmation Order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacation, in whole or in part, of such Confirmation Order;

(b) all actions, documents, and agreements necessary to implement the Plan, including, without limitation, all actions, documents, and agreements necessary to implement the corporate reorganization described in Section 6.7, and the Investment described in Section 6.8, shall have been effected or executed;

(c) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions, or documents that are determined by the Debtors to be necessary to implement the Plan and that are required by law, regulation, or order;

(d) the NewCo Certificate of Formation (and any certificates of formation for newly formed subsidiaries of NewCo, if any) shall have been filed with the applicable Secretary of State, and the NewCo Operating Agreement (and any operating agreements for newly formed subsidiaries of NewCo, if any) shall be in place;

(e) the Mortgage Parties Indemnification Fund shall have been established and funded;

(f) the Litigation Trust shall have been established and funded;

(g) notice of the Plan and Disclosure Statement shall have been distributed to all known holders of Mortgage Certificates and publicly advertised in such a way as to provide fair and adequate notice to individual holders of Mortgage Certificates;

(h) the Bankruptcy Court shall have approved the ESI Settlement at or prior to the Confirmation Date;

(i) the transfer of the BHAC IP to NewCo or its designee, or at the Investor’s option, the Debtors, shall have occurred; and

(j) all of the conditions to closing that are contained in Section 11.1 of the Investment Agreement shall have been satisfied or waived.

The conditions precedent specified above, with the exception of Section 9.1(a), may be waived in whole or in part by the Debtors, with the prior consent of the Investor and each of the Sponsors, and with respect to Sections 9.1(e), 9.1(f), 9.1(g), and 9.1(h) only, the Special Servicer. Subject to the foregoing, any such written waiver of a condition precedent set forth in this Section 9.1 may be effected at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan. Any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. If the Debtors decide that one of the foregoing conditions cannot be satisfied, and the occurrence of such condition is not waived in writing by the Debtors with the prior consent of the Investor, each of the Sponsors and if applicable, the Special Servicer, then the Debtors shall file a notice of the failure of the Effective Date with the Bankruptcy Court, at which time the Plan and the Confirmation Order shall be deemed null and void.

9.2 Effect of Failure of Conditions to Effective Date. If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived on or before the first Business Day that is more than 120 days after the Confirmation Date, or by such later date as is proposed by the Debtors (with the consent of the Investor and each of the Sponsors, which shall not be unreasonably withheld), then upon motion by the Debtors (after consultation with the Investor, each of the Sponsors and the Special Servicer) made before the time that all of the conditions have been satisfied or duly waived, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order will not be vacated if each of the conditions to consummation is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this Section 9.2, this Plan will be null and void in all respects, and (i) no distributions under the Plan shall be made, (ii) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, (iii) the obligations of the Investor and the Sponsors under the Investment Agreement will terminate, and (iv) all of the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other entity or to prejudice in any manner the rights of the Debtors or any other entity in any further proceedings involving the Debtors.

ARTICLE X

EFFECT OF CONFIRMATION

10.1 Vesting of Assets. Upon the Effective Date, pursuant to section 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors, including the Mortgage Properties, shall vest in the Reorganized Debtors and/or NewCo free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided in the Plan. From and after the Effective Date, the Reorganized Debtors and/or NewCo may operate the Debtors’ business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code.

10.2 Title to Assets; Discharge of Liabilities. Except as otherwise provided in the Plan, on the Effective Date, title to all assets and properties and interests in property dealt with by the Plan shall vest in the Reorganized Debtors, NewCo, the Plan Administrator, the Administrative/Priority Claims Reserve, or the Litigation Trust, as provided in the Plan, free and clear of all Claims, Equity Interests, Encumbrances, and other interests, and the Confirmation Order shall be a judicial determination of discharge of the liabilities of the Debtors arising prior to the Effective Date, except as may be otherwise provided in the Plan.

10.3 Binding Effect. Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind the Debtors, the Reorganized Debtors, the Mortgage Debt Parties, the holders of the Mortgage Certificates, and any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is Impaired under the Plan and whether or not such holder has accepted the Plan.

10.4 Claims Extinguished. As of the Effective Date, any and all alter-ego or derivative claims accruing to the Debtors or Debtors in Possession against present or former officers, managers and directors of the Debtors who were officers, managers or directors of the Debtors at any time during the Chapter 11 Cases shall be extinguished whether or not then pending; provided, that nothing in this Section 10.4 shall be construed as a release for any claims constituting Litigation Trust Assets.

10.5 Discharge of Claims and Termination of Equity Interests. Except as provided herein, the rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all existing debts and Claims, and shall terminate all Equity Interests, of any kind, nature, or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided herein, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, NewCo, their respective successors or assignees, or any of their respective assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest, and whether or not the facts or legal bases therefore were known or existed prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors.

10.6 Injunction. Except as otherwise expressly provided in the Plan, all Persons who have held, hold or may hold Claims or Equity Interests and all Persons who have held, hold or may hold claims or causes of action that have been released pursuant to Section 10.10 hereof or are subject to exculpation pursuant to Section 10.9 hereof, and all other parties in interest, including any participants in the Auction, along with their respective present or former employees, agents, officers, managers, directors, principals and Affiliates, are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, or such released or exculpated claim or cause of action, against the Debtors, the Reorganized Debtors, NewCo or the Released Parties or any of their respective property or assets or any interest therein, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, the Reorganized Debtors, NewCo or the Released Parties or any of their respective property or assets or any interest therein, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors, the Reorganized Debtors, NewCo or the Released Parties or any of their respective property or assets or any interest therein, or (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, NewCo, the Released Parties or against any of their respective property or assets, or any interest therein, with respect to any such Claim or Equity Interest, or such released or exculpated claim or cause of action. Such injunction shall be included in the Confirmation Order and shall extend to any successors of the Debtors, the Reorganized Debtors, NewCo and the Released Parties and their respective properties and interest in properties; provided, however, that nothing in this Section 10.6 or in the Confirmation Order shall be construed as enjoining the prosecution of any Guaranty Claim other than a Guaranty Claim against a Debtor.

10.7 Term of Injunctions or Stays. Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, other than injunctions issued pursuant to this Plan (including injunctions under Section 10.6), shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.8 Injunction Against Interference With Plan of Reorganization. Upon the entry of the Confirmation Order, all holders of Claims and Equity Interests and other parties in interest, including the holders of Mortgage Certificates, along with their respective present or former employees, agents, officers, managers, directors, principals and Affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

10.9 Exculpation. Notwithstanding anything herein to the contrary, as of the Effective Date, none of (a) the Debtors or the Reorganized Debtors, (b) NewCo, (c) the Creditors’ Committee and any subcommittee thereof, (d) BHAC (provided that BHAC has entered into the BHAC IP Transfer Agreement as provided in Section 6.13 hereof), (e) the accountants, financial advisors, investment bankers, agents and attorneys for the Debtors, (f) HVM, (g) HVM Manager, (h) the Special Servicer, (i) the Trustee, (j) the Successor Trustee, (k) the Operating Advisor, (l) the Controlling Holder, (m) HVM Manager Owner, (n) the Investor, (o) each Sponsor, (p) the Debt Financing Lenders and (q) any present or former director, manager, officer, member, equity holder (and their respective Affiliates), employee, agent, financial advisor, partner, Affiliate, attorney, other professional advisor or representative (and their respective Affiliates) of the persons or parties described in clauses (a) through (q) of this Section 10.9 or of their respective Affiliates (but solely in their capacities as such) shall have or incur any liability for any claim, cause of action or other assertion of liability for any act taken or omitted to be taken since the Commencement Date in connection with, related to, or otherwise arising out of, the Chapter 11 Cases, the Auction, the formulation, negotiation, preparation, dissemination, implementation, confirmation, consummation, or administration of the Plan, property to be distributed under the Plan, or any other act or omission in connection with the Chapter 11 Cases, the Trust and Servicing Agreement, the Mortgage Facility Trust, the Plan, the Disclosure Statement or, in each case, any contract, instrument, document or other agreement related thereto, including, without limitation, the Investment Agreement; provided, however, that the foregoing shall not affect the liability of any person that otherwise would result from any such act or omission to the extent such act or omission is determined by a final order of a court of competent jurisdiction to have constituted willful misconduct or gross negligence; provided, further, that each Released Party shall be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents, actions or inactions; provided, further, that nothing in this Section 10.9 shall be construed as a release or exculpation for any Guaranty Claim other than a Guaranty Claim against a Debtor.

10.10 Releases. As of the Effective Date, and in consideration of (a) the services provided by the present and former directors, managers, officers, employees, Affiliates, agents, financial advisors, attorneys, and representatives of the Debtors to the Debtors who acted in such capacities after the Commencement Date; (b) the services of the Creditors’ Committee and their Affiliates; (c) the services provided by HVM; (d) the services provided by HVM Manager; (e) the services of, and assets contributed by, HVM Manager Owner; (f) the provision of the Debt Financing Arrangements by the Debt Financing Lenders; (g) the substantial contribution of the Investor, each of the Sponsors and their Affiliates; and (h) the substantial contribution of the Special Servicer, the Trustee, the Operating Advisor and the Controlling Holder: (i) the Debtors, the Reorganized Debtors or NewCo; (ii) each holder of a Claim or Equity Interest that votes to accept the Plan, or is deemed to accept the Plan, or abstains from voting on the Plan; and (iii) each holder of a Mortgage Certificate, shall release unconditionally and forever each Released Party from any and all Claims, demands, causes of action and the like, relating to the Debtors or their Affiliates existing as of the Effective Date or thereafter arising from any act, omission, event or other occurrence that occurred on or prior to the Effective Date; provided, however, that nothing in this Section 10.10 shall be construed as a release of (i) any Guaranty Claim other than a Guaranty Claim against a Debtor; (ii) any claims constituting Litigation Trust Assets; or (iii) any claims against any such Released Party resulting from an act or omission determined by a final order of a court of competent jurisdiction to have constituted willful misconduct or gross negligence, provided that each such Released Party shall be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, its actions or inactions.

10.11 Government Releases. Except with respect to the claims held by the United States Government or any of its agencies or any state and local authority, in their capacity as holder of either a Mortgage Certificate or a Mezzanine Facility Claim, nothing in the Plan or the Confirmation Order shall effect a release of any claim by the United States Government or any of its agencies or any state and local authority whatsoever, including without limitation any claim arising under the Internal Revenue Code, securities laws, the environmental laws or any criminal laws of the United States or any state and local authority against the Released Parties other than the Debtors, the Reorganized Debtors and NewCo, nor shall anything in the Plan or Confirmation Order enjoin the United States or any state or local authority from bringing any claim, suit, action or other proceedings against the Released Parties other than the Debtors, the Reorganized Debtors and NewCo for any liability whatever, including without limitation any claim, suit or action arising under the Internal Revenue Code, securities laws, environmental laws or any criminal laws of the United States or any state or local authority, nor shall anything in the Plan or Confirmation Order exculpate any of the Released Parties other than the Debtors, the Reorganized Debtors and NewCo from any liability to the United States Government or any of its agencies or any state and local authority whatsoever, including any liabilities arising under the Internal Revenue Code, securities laws, environmental laws or any criminal laws of the United States or any state and local authority.

10.12 Mortgage Facility Trust Claims. The Mortgage Debt Parties have acted in accordance with the Trust and Servicing Agreement and the Mortgage Facility Trust throughout the Chapter 11 Cases, including, without limitation, in connection with the Auction, the Plan (including voting thereon) and the Disclosure Statement, and they have made a substantial contribution to the Estate and the Chapter 11 Cases. The rights and authority of and contributions made by the Mortgage Debt Parties under the Trust and Servicing Agreement and the Mortgage Facility Trust have been and are integral to the Plan. Accordingly, from and after the Effective Date, all Persons, including the holders of Mortgage Certificates, shall be deemed to have released, and shall be enjoined from commencing any action or proceeding or asserting or pursuing, any claim or cause of action against the Mortgage Debt Parties for any act taken or omitted since the Commencement Date in connection with, related to, or otherwise arising out of the Chapter 11 Cases, the Auction, the formulation, negotiation, preparation, dissemination, implementation, confirmation, consummation, or administration of the Plan, or property to be distributed under the Plan provided, however, that nothing in this Section 10.12 shall be construed as a release of any claims against any Mortgage Debt

Party resulting from an act or omission determined by a final order of a court of competent jurisdiction to have constituted willful misconduct or gross negligence, provided that each such Mortgage Debt Party shall be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, its actions or inactions.

10.13 Indemnification Obligations.

(a) Notwithstanding anything to the contrary herein, subject to the occurrence of the Effective Date, the obligations of the Debtors as provided in the Debtors’ respective certificates of incorporation, bylaws, or other applicable organizational documents, other agreements or law as of the Commencement Date to indemnify, defend, reimburse, exculpate, advance fees and expenses to, or limit the liability of officers who were officers or employees of such Debtors or their respective Affiliates at any time prior to the Effective Date, and who will be officers of the Debtors or NewCo from and after the Effective Date, against any claims, causes of action or obligations whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, shall survive confirmation of the Plan, remain unaffected thereby after the Effective Date and not be discharged, irrespective of whether such indemnification, defense, advancement, reimbursement, exculpation or limitation is owed in connection with an event occurring before or after the Commencement Date.

(b) As of the Effective Date, each Debtor’s certificate of incorporation, bylaws or similar organizational documents or other agreement shall provide for the indemnification, defense, reimbursement, exculpation and/or limitation of liability of, and advancement of fees and expenses to, officers who were officers of such Debtor or any of its respective Affiliates at any time prior to the Effective Date and who will continue to be officers or employees of the Debtors or NewCo from and after the Effective Date at least to the same extent as the bylaws of such Debtor in effect on the Commencement Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Debtors shall amend and/or restate its certificate of incorporation, bylaws or similar organizational document or other agreement before or after the Effective Date to terminate or materially adversely affect any of the Debtors’ obligations or such officers’ rights under this Section 10.13(b).

(c) Any Claim based on NewCo’s or the Debtors’ obligations set forth in this Section 10.13 shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

(d) For avoidance of doubt, nothing in this Section 10.13 shall be construed as an indemnification for any Guaranty Claim.

10.14 Retention of Causes of Action/Reservation of Rights.

(a) Except as provided in Section 6.17 and Section 10.10 hereof, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors, the Reorganized Debtors or NewCo may have or which NewCo or the Reorganized Debtors may choose to assert on behalf of the Debtors’ estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, NewCo, their officers, directors, managers or representatives and (ii) the turnover of any property of the Debtors’ estates.

(b) Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left Unimpaired by the Plan. NewCo or the Reorganized Debtors, as applicable, shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Commencement Date fully as if the Bankruptcy Cases had not been commenced, and all of the legal and equitable rights of NewCo or the Reorganized Debtors, as applicable, respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Bankruptcy Cases had not been commenced.

(c) Nothing in this Plan or in the Confirmation Order shall be construed as a release of, or an injunction against bringing, any Guaranty Claim other than a Guaranty Claim against a Debtor, and all rights and defenses thereto are expressly reserved.

(d) Nothing in this Plan shall be construed as a modification, release or waiver of the provisions of the Intercreditor Agreement, and the provisions of the Intercreditor Agreement shall remain in full force and effect, and all rights thereunder are expressly reserved.

10.15 Limitations on Exculpation and Releases of Representatives. Nothing in Section 10.9 or Section 10.10 hereof shall (a) be construed to release or exculpate any Person from, or require indemnification of any Person against losses arising from, the fraud, malpractice, criminal conduct, intentional unauthorized misuse of confidential information that causes damages, or ultra vires acts of such Person, or (b) limit the liability of the professionals of the Debtors, the Reorganized Debtors, NewCo or the Creditors’ Committee to their respective clients pursuant to DR 6-102 of the Code of Professional Responsibility.

ARTICLE XI

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

11.1 Assumption of Executory Contracts and Unexpired Leases. Any executory contracts or unexpired leases listed in the relevant Exhibit to the Plan Supplement (which Exhibit shall contain those contracts or unexpired leases identified by the Investor, in its sole discretion) or that have not been rejected by the Debtors with the approval of the Bankruptcy Court and that are not the subject of pending motions to reject on the Confirmation Date, shall be deemed to have been assumed by the applicable Debtor and assigned to NewCo or its designee, at Investor’s option, as of the Effective Date, and the Plan shall constitute a motion to assume and assign such executory contracts and unexpired leases. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumptions and assignments pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption and assignment is in the best interest of the Debtors, their estates, and all parties in interest in the Chapter 11 Cases. With respect to each such executory contract or unexpired lease assumed and assigned to NewCo, if applicable, unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, the dollar amount required to cure any defaults of the applicable Debtor existing as of the Confirmation Date shall be conclusively presumed to be the amount set forth in an Exhibit to the Plan Supplement with respect to such executory contract or unexpired lease. Subject to the occurrence of the Effective Date, any such cure amount shall be treated as an Allowed Administrative Expense Claim under the Plan, and, upon payment of such Allowed Administrative Expense Claim, all defaults of the applicable Debtor existing as of the Confirmation Date with respect to such executory contract or unexpired lease shall be deemed cured.

11.2 Rejection of Executory Contracts and Unexpired Leases. Any executory contracts or unexpired leases of any Debtor that are set forth in the relevant Exhibit to the Plan Supplement (which Exhibit shall contain those contracts and unexpired leases identified by the Investor, in its sole discretion) shall be deemed to have been rejected by the applicable Debtor, and the Plan shall constitute a motion to reject such executory contracts and unexpired leases, and NewCo and the Reorganized Debtors shall have no liability thereunder except as is specifically provided in the Plan. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such rejections pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected executory contract or unexpired lease is burdensome and that the rejection thereof is in the best interest of the Debtors, their estates, and all parties in interest in the Chapter 11 Cases.

11.3 Claims Arising from Rejection, Termination or Expiration. Claims created by the rejection of executory contracts or unexpired leases (including, without limitation, the rejection provided in Section 11.2 hereof) or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors no later than thirty (30) days after (a) in the case of an executory contract or unexpired lease that was terminated or expired by its terms prior to the Confirmation Date, the Confirmation Date, (b) in the case of an executory contract or unexpired lease rejected by the Debtors, the entry of the order of the Bankruptcy Court authorizing such rejection, or (c) in the case of an executory contract or unexpired lease that is deemed rejected pursuant to Section 11.2 hereof, the Confirmation Date. Any rejection claim for which a proof of claim is not filed and served within the time provided herein will be forever barred from assertion and shall not be enforceable against the Debtors, their assets, properties, or interests in property, or the Reorganized Debtors or its estate, assets, properties, or interests in property. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims under the Plan and shall be subject to the provisions of Article VII of the Plan.

11.4 Insurance Policies and Agreements. Notwithstanding anything contained in the Plan to the contrary, unless specifically rejected by order of the Bankruptcy Court, all of the Debtors’ insurance policies and any agreements, documents or instruments relating thereto, are treated as executory contracts under the Plan of Reorganization and will be assumed by the applicable Reorganized Debtor and assigned to NewCo, at Investor’s option, effective as of the Effective Date. Nothing contained in this Section 11.4 shall constitute or be deemed a waiver of any cause of action that the Debtors may hold against any entity, including, without limitation, the insurer, under any of the Debtors’ policies of insurance.

11.5 Management Agreements. As of the Effective Date, (i) all existing management agreements between any Debtor that is a TRS and HVM, including any related administrative services agreements or G&A Reimbursement Agreements, will be assumed by such Debtors and (ii) all existing management agreements between any Debtor that is not a TRS and HVM will be assumed by such Debtor and assigned to a Debtor that is a TRS (or a newly formed TRS, wholly owned either directly or indirectly by NewCo, that is designated by an existing Debtor that is a TRS); provided that such management agreements to be assumed or assumed and assigned (a) shall be modified or amended by modified agreements, which terms shall be acceptable to Investor, each Sponsor and HVM and (b) shall be assumed or assumed and assigned as modified or amended. Entry of the Confirmation Order, subject to and upon the occurrence of the Effective Date, shall constitute the approval, pursuant to sections 365(a) and 1123 of the Bankruptcy Code, of the assumption or assumption and assignment, as applicable, of such agreements on the terms set forth in the Plan and Plan Supplement.

ARTICLE XII

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Cases or the Plan, or (c) to perform any of the following actions:

12.1 To hear and determine any and all motions or applications pending on the Confirmation Date for the assumption and/or assignment or rejection of executory contracts or unexpired leases to which any Debtor is a party or with respect to which any Debtor may be liable, and to hear and determine any and all Claims resulting therefrom or from the expiration or termination prior to the Confirmation Date of any executory contract or unexpired lease;

12.2 To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by NewCo or the Reorganized Debtors after the Effective Date, including, without express or implied limitation, any claims to avoid any preferences, fraudulent transfers, or other voidable transfers, or otherwise to recover assets for the benefit of the Debtors’ estates;

12.3 To hear and determine any objections to the allowance of Claims arising prior to the Effective Date, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow or disallow any Disputed Claim in whole or in part;

12.4 To hear and determine any disputes relating to the distributions to holders of Allowed Claims as provided herein.

12.5 To issue such orders in aid of execution of the Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

12.6 To consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without express or implied limitation, the Confirmation Order;

12.7 To hear and determine all applications for allowances of compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code and any other fees and expenses authorized to be paid or reimbursed under the Plan;

12.8 To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Plan (and all Exhibits to the Plan Supplement and Exhibits to the Plan) or its interpretation, implementation, enforcement, or consummation;

12.9 To the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or cause of action by or against any Debtor’s Estate;

12.10 To determine such other matters that may be set forth in the Plan or the Confirmation Order, or that may arise in connection with the Plan, the Disclosure Statement or the Confirmation Order;

12.11 To hear and determine matters concerning state, local, and federal taxes, fines, penalties, or additions to taxes for which the Debtors, as Debtors or Debtors in Possession, may be liable, directly or indirectly, in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any request for expedited determination under section 505(b)(2) of the Bankruptcy Code);

12.12 To hear and determine all questions and disputes arising out of or relating to the Investment Agreement, the BHAC IP Transfer Agreement, the Debt Financing Arrangements or any foreclosure proceedings pursuant to Section 6.13 hereof;

12.13 To hear and determine all disputes arising under the Trust and Servicing Agreement or relating to the implementation of this Plan by the Trustee, the Special Servicer, the Operating Advisor and the Controlling Holder; and

12.14 To enter an order or final decree closing the Chapter 11 Cases.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Modification of the Plan. This Plan may be altered, amended or modified by the Debtors, in consultation with the Investor, each of the Sponsors and the Special Servicer (in consultation with the Operating Advisor), before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code; provided, however, that no such alterations, amendments or modifications that are material shall be made without the consents of the Investor, each of the Sponsors and the Special Servicer (in consultation with the Operating Advisor), which consents shall not be unreasonably withheld. A holder of an Allowed Claim that has accepted the Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such holder.

13.2 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by the Debtors on or before the Effective Date.

13.3 Rights of Action. Any rights, claims, or causes of action accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any statute or legal theory, other than the Litigation Trust Assets or rights, claims or causes of action released pursuant to Section 10.10, and (except as provided in Article VIII hereof) any rights to, claims or causes of action for recovery under any policies of insurance issued to or on behalf of the Debtors shall remain assets of the Debtors’ estates and, on the Effective Date, shall be transferred to the Reorganized Debtors. NewCo shall be deemed the appointed representative to, and may, pursue, litigate, and compromise and settle any such rights, claims, or causes of action, as appropriate, in accordance with what is in the best interests of and for the benefit of the Reorganized Debtors.

13.4 Swap Agreements. The distributions that are to be made pursuant to Article IV hereof shall be deemed to satisfy fully any rights that each Class may have in respect of the Swap Agreements.

13.5 Dissolution of Creditors’ Committee. On the Effective Date, the Creditors’ Committee shall be released and discharged of and from all further authority, duties, responsibilities, and obligations relating to and arising from and in connection with the Debtors’ Chapter 11 Cases, and, except for the limited purpose of preparing and presenting its final applications for fees and expenses (including the final application for reimbursement of expenses of members of the Creditors’ Committee) and the final resolution thereof, the Creditors’ Committee shall be deemed dissolved; provided, however, (a) if the Effective Date occurs before the Confirmation Order becomes a Final Order, the Creditors’ Committee may continue to exist and to serve for the purposes of any pending appeal of the Confirmation Order, and (b) the Creditors’ Committee will continue to exist and to serve and have a right to be heard for the purpose of any issue relating to ESI.

13.6 Notices. Any notices, requests, and demands required or permitted to be provided under the Plan, in order to be effective, shall be in writing (including, without express or implied limitation, by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:	c/o HVM L.L.C.
100 Dunbar Street,
Spartanburg, South Carolina 29306
Attn: Gary A. DeLapp
Tel: (864) 573-1600
Fax: (864) 573-1665

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Marcia L. Goldstein, Esq., Jacqueline Marcus, Esq.
Tel: (212) 310-8000
Fax: (212) 310-8007

If to the Creditors’ Committee:	Hahn & Hessen LLP
488 Madison Avenue
New York, New York 10022
Attn: Mark T. Power, Esq., Mark T. Indelicato, Esq.,
Christopher Jarvinen, Esq.
Tel: (212) 478-7200
Fax: (212) 478-7400

If to the Investor or the Sponsors:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attn: Brad Eric Scheler, Esq., Jennifer L. Rodburg, Esq.
Tel: (212) 859-8000
Fax: (212) 859-4000

and

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attn: David M. Feldman, Esq.
Tel: (212) 351-4000
Fax: (212) 351-4035

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Attn: Mark Thompson, Esq.
Tel: (212) 455-7355
Fax: (212) 455-2502

If to the Special Servicer:	CWCapital Asset Management LLC
701 13th Street, NW, Suite 1000
Washington, D.C. 20005
Attn: Stephen Abelman
Tel: (202) 715-9660
Fax: (202) 715-9699

and

Venable LLC
750 East Pratt Street, Suite 900
Baltimore, MD 21202
Attn: Gregory A. Cross
Tel: (410) 244-7725
Fax: (410) 244-7742

13.7 Headings. The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

13.8 Severability. If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors with the written consent of the Investor and each of the Sponsors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, unless agreed otherwise by the Debtors with the written consent of the Investor or each of the Sponsors, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.9 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or by Delaware corporate, partnership or limited liability company law, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, shall govern the construction of the Plan and any agreements, documents, and instruments executed in connection with the Plan, except as otherwise expressly provided in such instruments, agreements or documents.

13.10 Plan Supplement /Exhibits/Schedules. All exhibits and schedules to the Plan, including the Plan Supplement and the Exhibits to the Plan Supplement, are incorporated into and are a part of the Plan as set forth in full herein.

13.11 Compliance with Tax Requirements. In connection with the Plan, the Debtors and the Plan Administrator will comply with all withholding and reporting requirements imposed by federal, state and local taxing authorities, and all distributions hereunder shall be subject to such withholding and reporting requirements.

13.12 Exemption from Transfer Taxes. Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any sales and use, stamp, real estate transfer, mortgage recording, or other similar tax.

13.13 Expedited Determination of Postpetition Taxes. The Debtors and the Reorganized Debtors are authorized (but not required) to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for all taxable periods (or portions thereof) from the Commencement Date through (and including) the Effective Date.

13.14 Sections 1125 and 1126 of the Bankruptcy Code. As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors, the members of the Creditors’ Committee, the Investor, each Sponsor and each of their respective Affiliates, agents, directors, managers, officers, employees, advisors, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

13.15 Time. In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 as amended effective December 1, 2009 shall apply.

13.16 No Amendment, Modification or Waiver of Cash Collateral Order or Other Documents. Nothing contained in this Plan shall be deemed to be an amendment, modification or waiver of any term or provision of the Trust and Servicing Agreement, the Mortgage Facility, or the Cash Collateral Order.

Dated:	New York, New York
June 8, 2010

Respectfully submitted,

ESA PROPERTIES L.L.C.
ESA 2005 PORTFOLIO L.L.C.
ESA 2005- SAN JOSE L.L.C.
ESA 2005- WALTHAM L.L.C.
ESA ACQUISITION PROPERTIES L.L.C.
ESA ALASKA L.L.C.
ESA CANADA PROPERTIES BORROWER L.L.C.
ESA FL PROPERTIES L.L.C.
ESA MD BORROWER L.L.C.
ESA MN PROPERTIES L.L.C.
ESA P PORTFOLIO L.L.C.
ESA P PORTFOLIO MD BORROWER L.L.C.
ESA P PORTFOLIO PA PROPERTIES L.L.C.
ESA P PORTFOLIO TXNC PROPERTIES L.P.
ESA PA PROPERTIES L.L.C.
ESA TX PROPERTIES L.P.
ESH/HOMESTEAD PORTFOLIO L.L.C.
ESH/HV PROPERTIES L.L.C.
ESH/MSTX PROPERTY L.P.
ESH/TN PROPERTIES L.L.C.
ESH/TX PROPERTIES L.P.
ESA MD BENEFICIARY L.L.C.
ESA MD PROPERTIES BUSINESS TRUST
ESA P PORTFOLIO MD BENEFICIARY L.L.C.
ESA P PORTFOLIO MD TRUST
ESA CANADA PROPERTIES TRUST
ESA CANADA TRUSTEE INC.
ESA CANADA BENEFICIARY INC.
ESA UD PROPERTIES L.L.C.
ESA 2007 OPERATING LESSEE, INC.
ESA 2005 OPERATING LESSEE INC.
ESA OPERATING LESSEE INC.
ESA P PORTFOLIO OPERATING LESSEE INC.
ESA CANADA OPERATING LESSEE INC.
ESA P PORTFOLIO TXNC GP L.L.C.
ESA TXGP L.L.C.
ESH/MSTX GP L.L.C.
ESH/TXGP L.L.C.
ESH/TN MEMBER INC.
ESH/HOMESTEAD MEZZ L.L.C.
ESH/HOMESTEAD MEZZ 2 L.L.C.
ESH/HOMESTEAD MEZZ 3 L.L.C.
ESH/HOMESTEAD MEZZ 4 L.L.C.

ESH/HOMESTEAD MEZZ 5 L.L.C.
ESH/HOMESTEAD MEZZ 6 L.L.C.
ESH/HOMESTEAD MEZZ 7 L.L.C.
ESH/HOMESTEAD MEZZ 8 L.L.C.
ESH/HOMESTEAD MEZZ 9 L.L.C.
ESH/HOMESTEAD MEZZ 10 L.L.C.
ESA MEZZ L.L.C.
ESA MEZZ 2 L.L.C.
ESA MEZZ 3 L.L.C.
ESA MEZZ 4 L.L.C.
ESA MEZZ 5 L.L.C.
ESA MEZZ 6 L.L.C.
ESA MEZZ 7 L.L.C.
ESA MEZZ 8 L.L.C.
ESA MEZZ 9 L.L.C.
ESA MEZZ 10 L.L.C.
ESA P MEZZ L.L.C.
ESA P MEZZ 2 L.L.C.
ESA P MEZZ 3 L.L.C.
ESA P MEZZ 4 L.L.C.
ESA P MEZZ 5 L.L.C.
ESA P MEZZ 6 L.L.C.
ESA P MEZZ 7 L.L.C.
ESA P MEZZ 8 L.L.C.
ESA P MEZZ 9 L.L.C.
ESA P MEZZ 10 L.L.C.
HOMESTEAD VILLAGE L.L.C.
EXTENDED STAY HOTELS L.L.C.
ESA P PORTFOLIO HOLDINGS L.L.C.
ESA MANAGEMENT L.L.C.
ESA BUSINESS TRUST

	By:	/s/ David Lichtenstein
	Name:	David Lichtenstein
	Title:	President

WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and
Debtors in Possession
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Exhibit A

Debtors

	Entity	State of Organization

1	ESA Properties L.L.C.	Delaware

2	ESA 2005 Portfolio L.L.C.	Delaware

3	ESA 2005- San Jose L.L.C.	Delaware

4	ESA 2005- Waltham L.L.C.	Delaware

5	ESA Acquisition Properties L.L.C.	Delaware

6	ESA Alaska L.L.C.	Delaware

7	ESA Canada Properties Borrower L.L.C.	Delaware

8	ESA FL Properties L.L.C.	Delaware

9	ESA MD Borrower L.L.C.	Delaware

10	ESA MN Properties L.L.C.	Delaware

11	ESA P Portfolio L.L.C.	Delaware

12	ESA P Portfolio MD Borrower L.L.C.	Delaware

13	ESA P Portfolio PA Properties L.L.C.	Delaware

14	ESA P Portfolio TXNC Properties L.P.	Delaware

15	ESA PA Properties L.L.C.	Delaware

16	ESA TX Properties L.P.	Delaware

17	ESH/Homestead Portfolio L.L.C.	Delaware

18	ESH/HV Properties L.L.C.	Delaware

19	ESH/MSTX Property L.P.	Delaware

20	ESH/TN Properties L.L.C.	Delaware

21	ESH/TX Properties L.P.	Delaware

22	ESA MD Beneficiary L.L.C.	Delaware

	Entity	State of Organization

23	ESA MD Properties Business Trust	Delaware

24	ESA P Portfolio MD Beneficiary L.L.C.	Delaware

25	ESA P Portfolio MD Trust	Delaware

26	ESA Canada Properties Trust	Delaware

27	ESA Canada Trustee Inc.	Delaware

28	ESA Canada Beneficiary Inc.	Delaware

29	ESA UD Properties L.L.C.	Delaware

30	ESA 2007 Operating Lessee, Inc.	Delaware

31	ESA 2005 Operating Lessee Inc.	Delaware

32	ESA Operating Lessee Inc.	Delaware

33	ESA P Portfolio Operating Lessee Inc.	Delaware

34	ESA Canada Operating Lessee Inc. [Ontario Corp.]	Ontario, Canada

35	ESA P Portfolio TXNC GP L.L.C.	Delaware

36	ESA TXGP L.L.C.	Delaware

37	ESH/MSTX GP L.L.C.	Delaware

38	ESH/TXGP L.L.C.	Delaware

39	ESH/TN Member Inc.	Delaware

40	ESH/Homestead Mezz L.L.C.	Delaware

41	ESH/Homestead Mezz 2 L.L.C.	Delaware

42	ESH/Homestead Mezz 3 L.L.C.	Delaware

43	ESH/Homestead Mezz 4 L.L.C.	Delaware

44	ESH/Homestead Mezz 5 L.L.C.	Delaware

45	ESH/Homestead Mezz 6 L.L.C.	Delaware

46	ESH/Homestead Mezz 7 L.L.C.	Delaware

2

	Entity	State of Organization

47	ESH/Homestead Mezz 8 L.L.C.	Delaware

48	ESH/Homestead Mezz 9 L.L.C.	Delaware

49	ESH/Homestead Mezz 10 L.L.C.	Delaware

50	ESA Mezz L.L.C.	Delaware

51	ESA Mezz 2 L.L.C.	Delaware

52	ESA Mezz 3 L.L.C.	Delaware

53	ESA Mezz 4 L.L.C.	Delaware

54	ESA Mezz 5 L.L.C.	Delaware

55	ESA Mezz 6 L.L.C.	Delaware

56	ESA Mezz 7 L.L.C.	Delaware

57	ESA Mezz 8 L.L.C.	Delaware

58	ESA Mezz 9 L.L.C.	Delaware

59	ESA Mezz 10 L.L.C.	Delaware

60	ESA P Mezz L.L.C.	Delaware

61	ESA P Mezz 2 L.L.C.	Delaware

62	ESA P Mezz 3 L.L.C.	Delaware

63	ESA P Mezz 4 L.L.C.	Delaware

64	ESA P Mezz 5 L.L.C.	Delaware

65	ESA P Mezz 6 L.L.C.	Delaware

66	ESA P Mezz 7 L.L.C.	Delaware

67	ESA P Mezz 8 L.L.C.	Delaware

68	ESA P Mezz 9 L.L.C.	Delaware

69	ESA P Mezz 10 L.L.C.	Delaware

70	Homestead Village L.L.C.	Delaware

3

	Entity	State of Organization

71	Extended Stay Hotels L.L.C.	Delaware

72	ESA P Portfolio Holdings L.L.P.	Delaware

73	ESA Management L.L.C.	Delaware

74	ESA Business Trust	Delaware

4

Exhibit B

[Intentionally Deleted]

Exhibit C

Tier 1 Debtors

ESA Properties L.L.C.

ESA 2005 Portfolio L.L.C.

ESA 2005- San Jose L.L.C.

ESA 2005- Waltham L.L.C.

ESA Acquisition Properties L.L.C.

ESA Alaska L.L.C.

ESA FL Properties L.L.C.

ESA MN Properties L.L.C.

ESA P Portfolio L.L.C.

ESA P Portfolio PA Properties L.L.C.

ESA PA Properties L.L.C.

ESH/Homestead Portfolio L.L.C.

ESH/HV Properties L.L.C.

ESA MD Beneficiary L.L.C.

ESA P Portfolio MD Beneficiary L.L.C.

ESA Canada Trustee Inc.

ESA Canada Beneficiary Inc.

ESA UD Properties L.L.C.

ESA 2007 Operating Lessee, Inc.

ESA 2005 Operating Lessee Inc.

ESA Operating Lessee Inc.

ESA P Portfolio Operating Lessee Inc.

ESA Canada Operating Lessee Inc.

ESA P Portfolio TXNC GP L.L.C.

ESA TXGP L.L.C.

ESH/MSTX GP L.L.C.

ESH/TXGP L.L.C.

ESH/TN Member Inc.

ESA P Portfolio TXNC Properties L.P.

ESA TX Properties L.P.

ESH/TN Properties L.L.C.

ESH/TX Properties L.P.

ESH/MSTX Property L.P.

2

Exhibit D

Tier 2 Debtors

ESA Canada Properties Borrower L.L.C.

ESA Canada Properties Trust

ESA P Portfolio MD Borrower L.L.C.

ESA P Portfolio MD Trust

ESA MD Borrower L.L.C.

ESA MD Properties Business Trust

Exhibit E

Tier 3 Debtors

ESH/Homestead Mezz L.L.C.

ESH/Homestead Mezz 2 L.L.C.

ESH/Homestead Mezz 3 L.L.C.

ESH/Homestead Mezz 4 L.L.C.

ESH/Homestead Mezz 5 L.L.C.

ESH/Homestead Mezz 6 L.L.C.

ESH/Homestead Mezz 7 L.L.C.

ESH/Homestead Mezz 8 L.L.C.

ESH/Homestead Mezz 9 L.L.C.

ESH/Homestead Mezz 10 L.L.C.

ESA Mezz L.L.C.

ESA Mezz 2 L.L.C.

ESA Mezz 3 L.L.C.

ESA Mezz 4 L.L.C.

ESA Mezz 5 L.L.C.

ESA Mezz 6 L.L.C.

ESA Mezz 7 L.L.C.

ESA Mezz 8 L.L.C.

ESA Mezz 9 L.L.C.

ESA Mezz 10 L.L.C.

ESA P Mezz L.L.C.

ESA P Mezz 2 L.L.C.

ESA P Mezz 3 L.L.C.

ESA P Mezz 4 L.L.C.

ESA P Mezz 5 L.L.C.

ESA P Mezz 6 L.L.C.

ESA P Mezz 7 L.L.C.

ESA P Mezz 8 L.L.C.

ESA P Mezz 9 L.L.C.

ESA P Mezz 10 L.L.C.

Homestead Village L.L.C.

Extended Stay Hotels L.L.C.

ESA P Portfolio Holdings L.L.C.

ESA Management L.L.C.

ESA Business Trust

2

Exhibit F

Existing Letters of Credit

Irrevocable Letter of Credit Number S-17551, dated June 11, 2007, issued by Deutsche Bank to Zurich American Insurance Company, as beneficiary, in the amount of $1,100,000

Irrevocable Letter of Credit Number S-17552, dated June 11, 2007, issued by Deutsche Bank to Zurich American Insurance Company, as beneficiary, in the amount of $16,375,000

Exhibit G

Mezzanine Facilities

Mezzanine A Loan Agreement, dated as of June 11, 2007, by and among ESH/Homestead Mezz L.L.C., ESA P Mezz L.L.C., and ESA Mezz L.L.C., as Borrowers, and Wachovia Bank, National Association, Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., and Ebury Finance Limited, as Lenders

Mezzanine B Loan Agreement, dated as of June 11, 2007, by and among ESH/Homestead Mezz 2 L.L.C., ESA P Mezz 2 L.L.C., and ESA Mezz 2 L.L.C., as Borrowers, and Wachovia Bank, National Association, Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., and Ebury Finance Limited, as Lenders

Mezzanine C Loan Agreement, dated as of June 11, 2007, by and among ESH/Homestead Mezz 3 L.L.C., ESA P Mezz 3 L.L.C., and ESA Mezz 3 L.L.C., as Borrowers, and Wachovia Bank, National Association, Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., and Ebury Finance Limited, as Lenders

Mezzanine D Loan Agreement, dated as of June 11, 2007, by and among ESH/Homestead Mezz 4 L.L.C., ESA P Mezz 4 L.L.C., and ESA Mezz 4 L.L.C., as Borrowers, and Wachovia Bank, National Association, Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., and Ebury Finance Limited, as Lenders

Mezzanine E Loan Agreement, dated as of June 11, 2007, by and among ESH/Homestead Mezz 5 L.L.C., ESA P Mezz 5 L.L.C., and ESA Mezz 5 L.L.C., as Borrowers, and Wachovia Bank, National Association, Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., and Ebury Finance Limited, as Lenders

Mezzanine F Loan Agreement, dated as of June 11, 2007, by and among ESH/Homestead Mezz 6 L.L.C., ESA P Mezz 6 L.L.C., and ESA Mezz 6 L.L.C., as Borrowers, and Wachovia Bank, National Association, Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., and Ebury Finance Limited, as Lenders

Mezzanine G Loan Agreement, dated as of June 11, 2007, by and among ESH/Homestead Mezz 7 L.L.C., ESA P Mezz 7 L.L.C., and ESA Mezz 7 L.L.C., as Borrowers, and Wachovia Bank, National Association, Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., and Ebury Finance Limited, as Lenders

Mezzanine H Loan Agreement, dated as of June 11, 2007, by and among ESH/Homestead Mezz 8 L.L.C., ESA P Mezz 8 L.L.C., and ESA Mezz 8 L.L.C., as Borrowers, and Wachovia Bank, National Association, Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., and Ebury Finance Limited, as Lenders

Mezzanine I Loan Agreement, dated as of June 11, 2007, by and among ESH/Homestead Mezz 9 L.L.C., ESA P Mezz 9 L.L.C., and ESA Mezz 9 L.L.C., as Borrowers, and Wachovia Bank, National Association, Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., and Ebury Finance Limited, as Lenders

Mezzanine J Loan Agreement, dated as of June 11, 2007, by and among ESH/Homestead Mezz 10 L.L.C., ESA P Mezz 10 L.L.C., and ESA Mezz 10 L.L.C., as Borrowers, and Wachovia Bank, National Association, Bear Stearns Commercial Mortgage, Inc., Bank of America, N.A., and Ebury Finance Limited, as Lenders

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